UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(A)
OF THE SECURITIES EXCHANGE ACT OF 1934

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Filed by a Party other than the Registrant     ☐

Check the appropriate box:

☑      Preliminary Proxy Statement

☐      Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐      Definitive Proxy Statement

☐      Definitive Additional Materials

☐      Soliciting Material Pursuant to §240.14a-12

DIGITAL ANGEL CORPORATION
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☑      Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies: Not Applicable

(2)	Aggregate number of securities to which transaction applies: Not Applicable

(3)
Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):  The filing fee was determined based on $25,000,000 total cash consideration proposed to be paid to the Registrant in the transaction.

(4)	Proposed maximum aggregate value of transaction:$25,000,000

(5)	Total fee paid: $2,902.50 (the filing fee has been paid and is on account)

☐      Fee paid previously with preliminary materials.

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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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(4)	Date Filed:

Digital Angel Corporation
490 Villaume Avenue
South St. Paul, Minnesota 55075
May *, 2011
To the Stockholders of Digital Angel Corporation:

On behalf of the board of directors of Digital Angel Corporation, I cordially invite you to attend a special meeting of stockholders of Digital Angel to be held on Wednesday, June 29, 2011, at 9:00 a.m. Central Time, at the Capella Tower located at 225 South 6th Street, Minneapolis, Minnesota 55402.

At the special meeting, you will be asked to vote upon a proposal to approve the sale of Digital Angel’s wholly-owned subsidiary, Destron Fearing Corporation, or Destron Fearing.  Specifically, you will be asked to approve a Stock Purchase Agreement, dated May 6, 2011, between Digital Angel and Allflex USA, Inc., or Allflex, whereby Digital Angel will sell all of the outstanding capital stock of Destron Fearing to Allflex for an aggregate cash purchase price of $25 million, less assumed debt and subject to adjustment as is further described in the accompanying proxy statement.  We refer to this transaction as the Destron Fearing Transaction.  We expect to realize net proceeds from the sale, after the repayment of or assumption by Allflex of certain Destron Fearing’s debt, transaction related costs, post-closing working capital adjustments, a change of control payment, and the redemption of our outstanding debentures and warrants, of approximately $13.6 million.

Following the completion of the Destron Fearing Transaction, we intend to use a portion of the net proceeds to: (i) pay certain of our outstanding accounts payable and accrued expenses and other outstanding restructuring and severance related liabilities, and (ii) fund an initial, special cash dividend to our stockholders.  We estimate that the initial, special cash dividend will be in the range of $0.15 to $0.20 per share of Digital Angel common stock, to be paid by the end of the fourth quarter of 2011.  The actual amount and timing may be lower and later than presently expected due to uncertainties regarding the ultimate amount of the net proceeds received and the amount of our liabilities and working capital requirements following the Destron Fearing Transaction.

Post-closing, we anticipate remaining a public company and continuing to operate our remaining business, Signature Industries Limited, or Signature, in order to complete its personal emergency location systems, or PELS, contract with the United Kingdom Ministry of Defence, or MOD, for delivery of Signature’s SARBE™ beacon radios, and to sell the remaining assets of our Signature business.  Based on current information, we presently expect these efforts to net additional cash to us in the $2 million to $4 million range sometime during 2012, which we currently expect will be part of a second distribution to our stockholders in a dividend that could provide an additional $0.10 to $0.15 per share of Digital Angel common stock, after all outstanding liabilities and wind down costs are paid. During this period, we intend to reduce our operating expenses and corporate overhead to conserve as much cash as possible for distribution to our stockholders.  The actual amount and timing of the second dividend may be lower and later than presently expected due to uncertainties as to the ultimate amount of claims, liabilities and operational expenses associated with winding down our business.  In addition, during the wind down period, we intend to explore any potential merger opportunities with other business entities or determine if there is any higher value associated with our position as a publicly-listed Over-the-Counter Bulletin Board company in good standing.

In addition to the vote on the Destron Fearing Transaction, you will be asked to approve, by a non-binding advisory vote, the compensation of our named executive officers in connection with the Destron Fearing Transaction, as described in the attached proxy statement.

The board of directors believes the Destron Fearing Transaction is advisable, fair to, and in the best interests of Digital Angel’s stockholders. The proposed Destron Fearing Transaction will enable our stockholders to realize a portion of the value of Destron Fearing in cash in the form of an initial, special cash dividend. It will also facilitate the repayment of virtually all of Digital Angel’s outstanding debt, significantly improve its working capital position and result in the elimination of all outstanding warrants to acquire shares of Digital Angel common stock. Therefore, the board of directors of Digital Angel unanimously recommends the approval of the Destron Fearing Transaction and the compensation of our named executive officers in connection with the Destron Fearing Transaction.

The accompanying notice of special meeting and proxy statement provide more information regarding the matters to be acted on at the special meeting, including any adjournment or postponement thereof.  Please read these materials carefully.

If you plan to attend the special meeting, you will need an admission card to enter the special meeting.  If your shares are registered in your name, you are a stockholder of record.  Your admission card is attached to the proxy card enclosed, and you will need to bring it with you to the special meeting.  If your shares are in the name of your broker or bank, your shares are held in street name.  Ask your broker or bank for an admission card in the form of a legal proxy to bring with you to the special meeting.  If you do not receive the legal proxy in time, bring your brokerage statement with you to the special meeting so that we can verify your ownership of our stock on the record date and admit you to the special meeting.  However, you will not be able to vote your shares at the special meeting without a legal proxy.

The ability to have your vote counted at the meeting is an important stockholder right.  Your vote is important regardless of the number of shares you own.  We encourage you to vote by proxy so that your shares will be represented and voted at the special meeting even if you cannot attend.  All stockholders can vote by written proxy card.  Many stockholders also can vote by proxy via a touch-tone telephone from the U.S. and Canada, using the toll-free number on your proxy card, or via the Internet using the instructions on your proxy card.  In addition, stockholders may vote in person at the special meeting as described above.  If your shares are held in “street name,” your brokerage firm, bank, trust or other nominee will be unable to vote your shares without instructions from you.

Sincerely,

/s/ Joseph J. Grillo

JOSEPH J. GRILLO
Chief Executive Officer and President

Digital Angel Corporation
490 Villaume Avenue
South St. Paul, Minnesota 55075

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON
JUNE 29, 2011

To the Stockholders of Digital Angel Corporation:

You are cordially invited to attend the special meeting of the stockholders of Digital Angel Corporation, a Delaware corporation, or Digital Angel, to be held at the Capella Tower, 225 South Sixth Street, Minneapolis, Minnesota 55402, on Wednesday, June 29, 2011, at 9:00a.m., Central Time.

The special meeting is being held for the following purposes:

1.
To approve the Stock Purchase Agreement, dated May 6, 2011, between Digital Angel Corporation and Allflex USA, Inc., and the transactions contemplated by the Stock Purchase Agreement (referred to as the Destron Fearing Transaction); and

2.	To approve, by a non-binding advisory vote, the compensation of our named executive officers in connection with the Destron Fearing Transaction.

The board of directors has approved each of the proposals and recommends that the stockholders vote “FOR” the approval of each of the proposals.

Your attention is directed to the proxy statement accompanying this notice for a more complete description of the matters to be acted upon at the special meeting of stockholders.

The board of directors has fixed the close of business on May 18, 2011 as the record date for the determination of stockholders entitled to receive notice of the special meeting and vote, or exercise voting rights through a voting trust, as the case may be, at the special meeting and any adjournments or postponements of the special meeting.

Each stockholder is urged to vote promptly by (1) using the toll-free number shown on your proxy card; (2) visiting the website shown on your proxy card to vote via the Internet; (3) completing, signing, dating and returning the enclosed proxy card in the enclosed postage-paid envelope; (4) attending the special meeting and voting in person; or (5) if your shares are held in “street name” by your brokerage firm, bank, trust or other nominee, instructing your brokerage firm, bank, trust or other nominee in accordance with their procedures.

After voting by one of the methods described above, if you wish, you may revoke your proxy by (1) sending in another signed proxy card with a later date; (2) notifying our corporate secretary in writing before the special meeting that you have revoked your proxy; (3) attending the special meeting and voting in person; or (4) if your shares are held in “street name” by your brokerage firm, bank, trust or other nominee, following the revocation or change-of-proxy procedures of your brokerage firm, bank, trust or other nominee. Please note, however, your attendance at the special meeting will not automatically revoke your proxy.

By Order of the Board of Directors,

/s/ Joseph J. Grillo
JOSEPH J. GRILLO
Chief Executive Officer and President
South St. Paul, Minnesota
May *, 2011

- i -

Post-Closing Business	19
Effects on Digital Angel if the Destron Fearing Transaction Does Not Occur	20
Government and Regulatory Approvals	20
Appraisal Rights	20
Closing is Not Conditioned on Financing	20
Accounting Treatment	20
Certain Federal Income Tax Consequences	20
Financial Advisor	23
Interests of Certain Persons in the Destron Fearing Transaction	23
Terms of the Stock Purchase Agreement	25
General; Purchase Price	25
Representations and Warranties	25
Covenants	27
Non-Competition Provisions	27
Termination	28
Termination Fee and Expenses	28
Superior Proposals	29
Conditions to Closing	29
Indemnification	30
Ancillary Agreement to the Stock Purchase Agreement	31
Escrow Agreement	31
Transition Services Agreement	31
Vote Required	31
Recommendation of Our Board of Directors	31
Unaudited Pro Forma Condensed Consolidated Financial Statements	32
Proposal No. 2 – Non-Binding Advisory Vote on Executive Compensation Regarding Destron Fearing Transaction	37
Vote Required	37
Recommendation of Our Board of Directors	37
Security Ownership of Certain Beneficial Owners and Management	38
Stockholder Proposals For Our Annual Meeting in 2011	39
Householding	39
Where You Can Find Additional Information	39
Incorporation of Certain Documents By Reference	40
ANNEX A – STOCK PURCHASE AGREEMENT	A-1
ANNEX B – ESCROW AGREEMENT	B-1

- ii -

SUMMARY TERM SHEET

The following summary term sheet, and the question and answer section following the summary term sheet, briefly summarizes the key aspects of the Destron Fearing Transaction, executive compensation in connection with the Destron Fearing Transaction and other significant information contained in this proxy statement.  It may not contain all of the information that is important to you.  To understand the proposals more fully, and for a more complete description of the terms of the Destron Fearing Transaction, you should refer to the more detailed information contained elsewhere in this proxy statement, the appendices to this proxy statement and the documents referred to or incorporated by reference in this proxy statement.

We have included page references to direct you to more complete information that appears elsewhere in this proxy statement.  This proxy statement is dated May *, 2011 and is being mailed to stockholders of record on May 18, 2011 on or about May 29, 2011.

Parties to the Destron Fearing Transaction (see page 16)

Digital Angel Corporation

Digital Angel Corporation, or Digital Angel, develops innovative identification and security products for consumer, commercial and government sectors worldwide.  Our unique and often proprietary products provide identification and security for animals, food chains and government/military personnel and assets.  Included in this diverse product line are applications for radio frequency identification, or RFID systems, global positioning systems, or GPS, and satellite communications.  We operate in two business segments: Animal Identification and Emergency Identification.

Our Animal Identification segment comprises the operations of our wholly-owned subsidiary, Destron Fearing Corporation, or Destron Fearing.  This segment develops, manufactures and markets visual and electronic identification tags and implantable RFID microchips, primarily for identification, tracking and location of companion pets, livestock (e.g., cattle and hogs), horses, fish and wildlife worldwide, and, for animal bio-sensing applications, such as temperature reading for companion pet applications.

Our Emergency Identification segment comprises the operations of our 98.5%-owned subsidiary, Signature Industries Limited, or Signature.  This segment develops, manufactures and markets GPS and GPS-enabled products used for emergency location and tracking of pilots, aircraft and maritime vehicles in remote locations.

Allflex USA, Inc.

Allflex USA, Inc., or Allflex, is a significant player in the North American market for animal identification, with a range of products covering visual, RFID and other technologies, covering market segments that are partly different from those addressed by Destron Fearing. Allflex is part of the Allflex group, which operates globally with facilities in Europe, South America, Australasia and China.

The Destron Fearing Transaction (see page 16)

Pursuant to the terms of the Stock Purchase Agreement, dated May 6, 2011, between Digital Angel and Allflex, we will sell all of the outstanding capital stock of Destron Fearing to Allflex for an aggregate cash purchase price of $25 million, less assumed debt and subject to adjustment as is further described in this proxy statement.  We refer to this transaction as the Destron Fearing Transaction.

Closing is not conditioned on financing (see page 20)

Allflex has represented that it has ready access to the cash required to purchase the shares of Destron Fearing and to close the Destron Fearing Transaction, and does not require a financing condition.

Proceeds from the Destron Fearing Transaction (see page 19)

We expect to receive net proceeds from the Destron Fearing Transaction, after the repayment or assumption by Allflex of Destron Fearing debt, transaction related costs, post-closing working capital adjustment, a change of control payment, and the redemption of our outstanding debentures and warrants, of approximately $13.6 million.  We presently intend to use a portion of the net proceeds to: (i) satisfy certain of our outstanding accounts payable and accrued expenses and other outstanding restructuring and severance related liabilities, and (ii) fund an initial, special cash dividend to our stockholders.  We estimate that the initial, special cash dividend will be in the range of $0.15 to $0.20 per share of Digital Angel common stock, to be paid by the end of the fourth quarter of 2011.  The actual amount and timing may be lower and later than presently expected due to uncertainties regarding the ultimate amount of the net proceeds received and the amount of our liabilities and working capital requirements following the Destron Fearing Transaction.

Post-closing business (see page 19)

Following the Destron Fearing Transaction, we anticipate remaining a public company and continuing to operate our remaining business, Signature Industries Limited, or Signature, in order to complete its personal emergency location systems, or PELS, contract with the United Kingdom Ministry of Defence, or MOD, for delivery of Signature’s SARBE™ beacon radios and to sell the remaining assets of our Signature business. Based on current information, we presently expect these efforts to net additional cash to us in the $2 million to $4 million range sometime during 2012, which we currently expect will be part of a second distribution to our stockholders in a dividend that could provide an additional $0.10 to $0.15 per share of Digital Angel common stock, after all outstanding liabilities and wind down costs are paid. The actual amount and timing of the second dividend may be lower and later based than presently expected due to uncertainties as to the ultimate amount of claims, liabilities and operational expenses associated with winding down our business.

In the post-closing stage following the Destron Fearing Transaction, we will operate with a minimum number of U.S.-based corporate employees (estimated to be two to three on a part-time basis) and a reduced number of board members (estimated to be no more than three) in a “virtual” office environment, in order to minimize costs and conserve cash.  We expect to continue to execute all required filings, tax returns, and maintain insurance and perform other required activities to maintain our standing as an Over-the-Counter Bulletin Board, or OTC Bulletin Board, publicly-traded company.

In the event that we are not able to complete the PELS contract and sell the Signature business, our board of directors will continue to evaluate strategic alternatives for the Signature business and us as a whole.  Such alternatives may include, among other things, the sale of the entire company, restructuring, the distribution of assets to our stockholders, or our possible dissolution and liquidation of our assets.  In addition, during the wind down period, our board of directors intends to explore any potential merger opportunities with other business entities or determine if there is any higher value associated with our position as a publicly-listed OTC Bulletin Board company in good standing.

Reasons for the Destron Fearing Transaction (see page 18)

The proposed Destron Fearing Transaction will significantly improve our liquidity and our working capital position, which is currently negative, and allow us to operate as a going concern. It will also enable our stockholders to realize a portion of the value of Destron Fearing in cash in the form of an initial, special cash dividend. In addition, it will facilitate the repayment of virtually all of our outstanding debt and result in the elimination of all outstanding warrants to acquire shares of our common stock.

Approval by our board of directors (see page 18); Recommendation of our board of directors (see page 31)

On May 3, 2011, our board of directors approved the Stock Purchase Agreement and the transactions contemplated by the Stock Purchase Agreement.  Our board of directors believes it gave due and proper consideration to all matters and things that were necessary or appropriate to enable it to evaluate and reach an informed conclusion as to the fairness and reasonableness of the Stock Purchase Agreement and the transactions contemplated by the Stock Purchase Agreement.

Our board of directors unanimously recommends the approval of the proposal to approve the Stock Purchase Agreement and the transactions contemplated by the Stock Purchase Agreement, and believes that the Destron Fearing Transaction is advisable, fair to, and in the best interests of our stockholders.

The special meeting (see page 9)

The Destron Fearing Transaction is conditioned on stockholder approval.  The proposal to approve the Destron Fearing Transaction at the special meeting must be approved by the affirmative vote of the holders of a majority of shares outstanding and entitled to vote at the special meeting.  Stockholders are also being asked to provide a non-binding advisory vote approving the compensation of our named executive officers in connection with the Destron Fearing Transaction, which is approved by the affirmative vote of the holders of a majority of outstanding shares present, by person or by proxy, and entitled to vote at the special meeting.

Appraisal rights (see page 20)

Under Delaware law, our stockholders are not entitled to appraisal rights for their shares in connection with the Destron Fearing Transaction.

Governmental and regulatory approvals (see page 20)

Neither we nor Allflex is aware of any regulatory approvals required to be obtained, or waiting periods to expire, to complete the Destron Fearing Transaction.

Accounting treatment (see page 20)

Following the Destron Fearing Transaction, we will remove the Destron Fearing assets and liabilities from our consolidated balance sheet and record a gain on the sale of Destron Fearing equal to the difference between the book value of our ownership interest in Destron Fearing and the purchase price received.  For an eighteen-month period following the closing, $2.5 million of the purchase price will be held in escrow to fund indemnification obligations under the Stock Purchase Agreement, if any.  The gain related to the $2.5 million will be deferred until the escrow is settled.

Certain federal income tax consequences (see page 20)

The Destron Fearing Transaction will be a taxable transaction for us.  We will realize a gain with respect to our Destron Fearing stock equal, in general, to the difference between the proceeds received by us on such sale and our tax basis in the stock sold.  For purposes of calculating the amount of our tax gain on the sale of our Destron Fearing stock, the proceeds received by us will include the cash and any other consideration we receive for our Destron Fearing stock.  It is anticipated that we will have sufficient losses (including net operating loss carryforwards) to offset at least the majority of the income or gain expected to be realized from the Destron Fearing Transaction for federal income tax purposes.  It is anticipated that the Destron Fearing Transaction will not generate a significant federal alternative minimum tax liability.

Interests of certain persons in the Destron Fearing Transaction

These interests may be different from, or in conflict with, your interest as our stockholder.  The members of our board of directors were aware of these additional potential interests, and considered them, when they approved the Destron Fearing Transaction and the Stock Purchase Agreement.

Named Executive Officers and Directors (see page 23)

In connection with the Destron Fearing Transaction, the change of control provision under an existing employment agreement with Joseph J. Grillo, our Chief Executive Officer, will be triggered if he terminates his employment within six months after the closing of the transaction.  Under this provision, he will be entitled to a change of control payment equal to one and a half times both his base salary and bonus, which is approximately $1,012,500.

Conditioned on the closing of the Destron Fearing Transaction, we have agreed to amend Mr. Grillo’s employment agreement to provide, among other things, that bonuses granted in 2008 through 2010 but unpaid will be paid in cash in a lump sum and that the change of control payment will be paid in cash, may be paid in a lump sum upon certain conditions, and if paid in a lump sum, at a value discounted by 4%.  Due to the requirement that Mr. Grillo enter into a non-competition agreement with Allflex for three years, this amendment also requires us to make an additional payment of one year base salary, or $337,500, in order to cover Mr. Grillo for the third year non-compete period and secure post-closing transition services from Mr. Grillo.  The additional one year based salary is payable on the earlier of the second anniversary of the closing date of the Destron Fearing Transaction or our winding down if, and only if, Mr. Grillo has not found employment by that time. In addition, if Mr. Grillo secures alternative employment during the third year after the closing of the Destron Fearing Transaction, he will be obligated to repay the amount earned during the third year up to the amount he received from us.

Under the terms of the Transition Stock Option Plan, options granted under such plan will vest automatically upon the closing of the Destron Fearing Transaction.  Holders of outstanding and unvested options under this plan may purchase up to 31,130 shares at an exercise price of $0.97 per share. Included in these unvested options are options to purchase 9,642 shares granted to Jason G. Prescott, our Chief Financial Officer.  Since the exercise price of these options is in excess of our current stock price, no compensation expense will occur as a result of the accelerated vesting.

Debenture Holders (see page 24)

Previously, we sold $2.0 million of senior secured debentures to certain investors.  The consummation of the Destron Fearing Transaction will trigger the mandatory redemption provisions under the debentures, and we will be required to prepay the debentures for an amount equal to 125% of the outstanding balance.  We estimate that we will be obligated to pay the debenture holders $2.5 million, plus accrued interest as a result of these provisions, $0.5 million of which will be treated as additional interest expense.

Warrant Holders (see page 24)

Previously, we issued warrants to acquire up to 8.0 million shares of our common stock at an exercise price of $0.45 per share to investors in the debentures described above.  In addition, we previously issued warrants to acquire up to 1.5 million shares of our common stock at an exercise price of $0.45 per share to investors in another financing transaction.  Holders of such warrants have rights to require us to redeem their outstanding warrants for cash if the Destron Fearing Transaction is consummated.  If all the warrants are redeemed, we anticipate the payment will be approximately $0.9 million as a result of the Destron Fearing Transaction.

Material terms of the Stock Purchase Agreement

Rights to Terminate the Stock Purchase Agreement (see page 28)

The Stock Purchase Agreement may be terminated at any time prior to closing the Destron Fearing Transaction:

•	by the mutual consent of the parties;

•	by either party if the closing does not occur within 90 days after signing the agreement or shareholder approval is not obtained at the special meeting;

•	certain closing conditions are incapable of being satisfied prior to closing;

•	by Allflex if we materially breach the agreement, our board adopts an adverse recommendation in connection with a superior proposal or a material adverse change has occurred; or

•	by us if Allflex materially breaches the agreement or we enter into an agreement for a superior proposal.

Termination Fees (see page 28)

We have agreed to pay Allflex a termination fee of:

•
$0.5 million if Allflex terminates the Stock Purchase Agreement as described above due to either: (1) our material breach or failure to perform in all material respects any of our representations, warranties, covenants or agreements, (2) our board’s adoption of an adverse recommendation to stockholders on the Destron Fearing Transaction, or (3) the occurrence of a material adverse effect on Destron Fearing or Destron Fearing’s business; or

•	$1 million if we terminate the Stock Purchase Agreement due to our entering into a definitive written agreement regarding a superior proposal.

Allflex has agreed to pay us a termination fee of $750,000 if:

•	we terminate the Stock Purchase Agreement due to Allflex’s material breach or failure to perform in all material respects any of its representations, warranties, covenants or agreements;

•	we terminate the Stock Purchase Agreement because regulatory restrictions affirmatively enjoining or prohibiting the closing of the Destron Fearing Transaction have been imposed; or

•
after August 4, 2011, or the Walk Away Date (which is subject to potential 30 day extension at the request of Allflex), either party terminates the Stock Purchase Agreement due to certain regulatory restrictions so long as the failure to close does not primarily result from the terminating party’s failure to perform any of its obligations under the Stock Purchase Agreement; provided Allflex shall be obligated to pay a termination fee in such circumstances only if (i) the Walk Away Date has occurred (and we have extended the Walk-Away Date by 30 days), (ii) the approval of our stockholders has been received, and (iii) we are not in material breach of any of our covenants or agreements contained in the Stock Purchase Agreement.

Superior Proposals (see page 29)

Generally, we may not solicit or encourage other acquisition proposals, withdraw the board’s recommendation for the approval of the Destron Fearing Transaction or approve another acquisition proposal.

However, prior to our stockholders approving the Destron Fearing Transaction, if our board of directors receives an unsolicited written acquisition proposal, and the board determines, after consultation with outside counsel and in good faith, that such proposal is reasonably likely to lead to a superior proposal and that it is reasonably necessary to take such action to comply with the board’s fiduciary duties to our stockholders, then we, after giving Allflex prompt written notice of such determination, may furnish information about us and Destron Fearing under a confidentiality agreement and participate in negotiations regarding such superior proposal.

In connection with such superior proposal, our board of directors may withdraw or modify its board recommendation to approve the Destron Fearing Transaction if our board of directors determines, after receiving the advice of its outside counsel and in good faith that it is reasonably necessary to do so to comply with the board’s fiduciary duties to our stockholders.

In addition, our board of directors may enter into a definitive written acquisition agreement with respect to such superior proposal if our board of directors determines, after receiving the advice of its outside counsel and in good faith, and after five days pass following the date on which we provide written notice to Allflex of our desire to terminate the Stock Purchase Agreement, that it is reasonably necessary to do so to comply with the board’s fiduciary duties to our stockholders and, concurrently with entering into such agreement, terminates the Stock Purchase Agreement.  If we terminate the Stock Purchase Agreement under such circumstances, we would be required to pay a $1.0 million termination fee to Allflex concurrently with such termination.  If we enter into an acquisition agreement or make an adverse board recommendation for the Destron Fearing Transaction, we are required to give Allflex written notice of such acquisition proposal or adverse board recommendation.

Otherwise, our board of directors may not enter into, approve or authorize us or Destron Fearing to enter into any agreement for an acquisition proposal or make an adverse board recommendation change.  If we do make an adverse board recommendation change, either we or Allflex may terminate the Stock Purchase Agreement.

Indemnification (see page 30)

We have agreed to indemnify Allflex, Destron Fearing (post closing) and their respective affiliates, as well as the officers, directors, employees and agents of each of these companies, from and against any and all damages, losses, actions, proceedings, causes of action, obligations, liabilities, claims, encumbrances, penalties, demands, assessments, settlements, judgments, costs and expenses, including court costs and reasonable attorneys’ fees and disbursements and costs of litigation, but not including punitive, treble or exemplary damages (except to the extent such damages are awarded in connection with a third-party claim for which indemnification is available under the Stock Purchase Agreement), arising out of or relating to:

•	any breach or inaccuracy of any of our representations and warranties contained in the Stock Purchase Agreement;

•	any breach by us of our covenants or obligations contained in the Stock Purchase Agreement;

•	any and all liabilities (including any and all liabilities relating to the Signature business) other than liabilities incurred solely related to Destron Fearing’s business;

•
any claims (real or threatened) by security holders (actual or purported) of ours or any of our respective affiliates in connection with the transactions contemplated by the Stock Purchase Agreement and certain ancillary agreements;

•	any representation or warranty by us or any of our affiliates in any agreement, program or other form of communication to employees relating to retention, change-in-control or similar payments; and

•	pre-closing taxes.

With the exception of specific indemnities (including, without limitation, those related to certain fundamental representations, our covenants and liabilities of Destron Fearing not related to its business) and claims of fraud, our obligation to indemnify Allflex is limited to claims made during the 18 months following closing of the Destron Fearing Transaction and by certain monetary limitations including an overall liability cap of $4 million and an aggregate deductible of $0.25 million (only $0.125 million of which is payable if the deductible amount is reached).

Allflex has agreed to indemnify us and our affiliates, as well as the officers, directors, employees and agents of each of these companies, from and against any and all damages, losses, actions, proceedings, causes of action, obligations, liabilities, claims, encumbrances, penalties, demands, assessments, settlements, judgments, costs and expenses, including court costs and reasonable attorneys’ fees and disbursements and costs of litigation, but not including punitive, treble or exemplary damages (except to the extent such damages are awarded in connection with a third-party claim for which indemnification is available under the Stock Purchase Agreement), arising out of or relating to: `

•	any breach or inaccuracy of any of Allflex’s representations and warranties contained in the Stock Purchase Agreement; or

•	any breach by Allflex of its covenants or obligations contained in the Stock Purchase Agreement.

To secure our indemnity obligations, $2.5 million of the purchase price will be placed into escrow until 18 months after the closing of the Destron Fearing Transaction.

Non-Competition Provisions (see page 27)

Pursuant to certain non-competition and non-solicitation provisions contained in the Stock Purchase Agreement, for a period of three years after the closing date of the Destron Fearing Transaction, we may not:

•
Engage in the business, or own any person that engages in the business, directly or indirectly, of developing, manufacturing or selling of radio frequency identification, or RFID, and visual identification tags, readers and related software for animals;

•	Provide services related to the restricted business to any competitor;

•	Become associated with any competitor;

•	Solicit, divert or take away any business related to the restricted business from a person who was during the last two years a customer or supplier of Destron Fearing; or

•	attempt to hire any person who served as an officer, employee, consultant or advisor of Destron Fearing during the last year and received compensation in excess of $50,000.

In addition, Joseph Grillo, our Chief Executive Officer, has entered into a non-competition agreement with Allflex effective on the closing date of the Destron Fearing Transaction, which, among other things, will restrict his ability to engage in any business that competes with Destron Fearing’s business for three years from the date of closing.

Conditions to Closing (see page 29)

The obligations of the parties to consummate the Destron Fearing Transaction are subject to certain customary closing conditions, including stockholder approval of the Destron Fearing Transaction, each party’s respective representations and warranties in the agreement are true and correct as of the closing date, and each party’s performance in all material respects of its obligations required to be performed under the Stock Purchase Agreement.

Ancillary Agreements to the Stock Purchase Agreement (see page 31)

Escrow Agreement (see page 31)

On the closing date of the Destron Fearing Transaction, we, Allflex and an escrow agent, will enter into an escrow agreement, in substantially the same form as attached to this proxy statement as Annex B, under which and pursuant to the terms of the Stock Purchase Agreement:

(i)      $2.5 million will be held in escrow for a period of 18 months to cover our indemnification obligations under the Stock Purchase Agreement; and

(ii)     $1.2 million will be held in escrow to cover a portion of any shortfall between the net working capital at closing and $1,000,000.  If the escrowed amount is insufficient to cover the amounts due to Allflex, we will be required to pay the shortfall.  If the net working capital at closing is greater than $4.0 million, Allflex will pay the amount in excess of $4.0 million to us.  The amount held in escrow in excess of amounts due to Allflex will be returned to us, pursuant to the provisions set forth in the Stock Purchase Agreement.

Transition Services Agreement (see page 31)

The Stock Purchase Agreement provides that, contemporaneously with the closing of the Destron Fearing Transaction, Destron Fearing and Digital Angel will enter into a transition services agreement whereby Destron Fearing will provide, among other things, customary transition support services to us for a period of 90 days after the closing in consideration of $10,000 per month.

QUESTIONS AND ANSWERS ABOUT THE PROPOSAL TO SELL DESTRON FEARING, EXECUTIVE COMPENSATION AND THE SPECIAL MEETING

The following questions and answers address briefly some questions you might have regarding the Destron Fearing Transaction, executive compensation in connection with the Destron Fearing Transaction and the special meeting.  These questions and answers may not address all questions that are important to you as a stockholder of Digital Angel.  To understand the proposals more fully, and for a more complete description of the terms of the Destron Fearing Transaction, you should refer to the more detailed information contained elsewhere in this proxy statement, the appendices to this proxy statement and the documents referred to or incorporated by reference in this proxy statement.

Questions and Answers about the Destron Fearing Transaction

What is the proposed Destron Fearing Transaction?

The proposed transaction is the sale to Allflex USA, Inc., or Allflex, of all of the outstanding capital stock of our wholly-owned subsidiary, Destron Fearing Corporation, or Destron Fearing, which is a substantial portion of our assets.  The Destron Fearing Transaction will be pursuant to the terms of a Stock Purchase Agreement, dated May 6, 2011, between us and Allflex, whereby we will sell the stock of Destron Fearing for an aggregate cash purchase price of $25 million, less assumed debt and subject to adjustment.  We refer to this transaction as the Destron Fearing Transaction.  We expect to realize net proceeds from the sale, after the repayment or assumption by Allflex of Destron Fearing debt, transaction related costs, post-closing working capital adjustments, a change of control payment, and the redemption of our outstanding debentures and warrants, of approximately $13.6 million.

Why was the Destron Fearing Transaction approved by the board?

In reaching its determination to enter into the Stock Purchase Agreement and approve the Destron Fearing Transaction, our board of directors consulted with our management and our legal and financial advisors and considered a number of factors.  After careful evaluation of other proposals, the potential benefits, negative factors and other material considerations relating to the sale of Destron Fearing, including that the Destron Fearing Transaction will improve our liquidity and working capital position, facilitate the repayment of most of our outstanding debt and elimination of all outstanding warrants to purchase our shares, and allows us to make an initial, special cash dividend to our stockholders, our board of directors concluded that the sale of Destron Fearing and entering into the Stock Purchase Agreement are advisable, fair to, and in the best interest of Digital Angel and its stockholders.

What will happen if the Destron Fearing Transaction is not approved by the stockholders?

If the Destron Fearing Transaction is not approved by the stockholders, we would try to obtain additional capital and liquidity in order to remain in business. We would try to obtain the necessary capital by continuing to maximize cash flow from operations, by selling portions of our assets and by entering into additional debt or equity financing transactions. However, it is unlikely that we will be successful in raising additional capital or, even if we are successful, that we will be able to continue to operate in the normal course.

As of March 31, 2011, we had a working capital deficiency, which is partially due to continuing operating losses and a number of our debt obligations becoming due or potentially due within the next twelve months. Certain of our credit facilities are due on demand and/or require us to make significant monthly or quarterly principal payments. Our factoring lines may be amended or terminated at any time by the lenders, and we have a mortgage loan of approximately $1.9 million that is due on November 1, 2011, although we have the option to extend the loan an additional six months. These conditions indicate that substantial doubt exists about our ability to operate as a going concern, as we may be unable to generate the funds necessary to pay our obligations in the ordinary course of business. Failure to complete the Destron Fearing Transaction may substantially limit our ability to remain in business, and we may be forced to enter into a sale of the company and/or our subsidiaries in subsequent transactions at distressed prices or even face the possible dissolution of us and the liquidation of our assets.

When is the Destron Fearing Transaction expected to be completed?

Unless the Destron Fearing Transaction is terminated prior to the special meeting, and subject to approval by the stockholders at the special meeting, the Destron Fearing Transaction will occur as soon as practicable after the special meeting, assuming all the other conditions to the closing are satisfied or waived.  We and Allflex are working toward satisfying the closing conditions and completing the Destron Fearing Transaction as soon as reasonably practicable.

What will happen after the Destron Fearing Transaction is approved by the stockholders?

After the proposal to approve the Destron Fearing Transaction is approved by our stockholders at the special meeting and other conditions to closing are satisfied, we will sell our Destron Fearing stock to Allflex and continue to remain a public company and operate our remaining business, Signatures Industries Limited, or Signature.    Going forward, we expect to be virtually debt free, and our focus will be to maximize the value of the remaining assets of Signature for the benefit of our stockholders.  These efforts will consist of completing the PELS contract with the MOD for delivery of Signature’s SARBE™ beacon radios and selling the remaining assets of our Signature business.  These efforts are expected to net additional cash to us in the $2 million to $4 million range sometime during 2012, which we currently expect will be part of a second distribution to our stockholders in a dividend that could provide an additional $0.10 to $0.15 per share of Digital Angel common stock, after all outstanding liabilities and wind down costs are paid. The actual amount and timing of the second dividend may be lower and later than presently expected due to uncertainties as to the ultimate amount of claims, liabilities and operational expenses associated with winding down our business.

In the post-closing stage following the Destron Fearing Transaction, we will operate with a minimum number of U.S.-based corporate employees (estimated to be two to three on a part-time basis) and a reduced number of board members (estimated to be no more than three) in a “virtual” office environment, in order to minimize costs and conserve cash.  We intend to continue to execute all required filings, tax returns, and maintain insurance and perform other required activities to maintain our standing as an OTC Bulletin Board publicly-traded company.

Upon the completion of these efforts, we anticipate winding down our operations. In the event that we are not able to complete the PELS contract and sell the Signature business, our board of directors will continue to evaluate strategic alternatives for the Signature business and us as a whole.  Such alternatives may include, among other things, the sale of the entire company, restructuring, the distribution of assets to our stockholders, or our possible dissolution and liquidation of our assets. In addition, during the period in which we are winding down our operations, our board of directors intends to explore any potential merger opportunities with other business entities or determine if there is any higher value associated with our position as a publicly-listed OTC Bulletin Board company in good standing.

How will the net proceeds received from the Destron Fearing Transaction be used?

We anticipate using a portion of the net proceeds to satisfy certain of our outstanding accounts payable and accrued expenses and other outstanding restructuring and severance related liabilities and to pay an initial, special cash dividend to our stockholders.

Will I receive any payment as a result of the Destron Fearing Transaction?

If the Destron Fearing Transaction is completed, subject to compliance with Delaware law, we intend to use a portion of the net proceeds to fund an initial, special cash dividend to our stockholders.  We presently estimate the amount of the initial, special cash dividend to be in the range of $0.15 to $0.20 per share of Digital Angel common stock, and expect to make such dividend by the end of the fourth quarter of 2011.  The actual amount may be lower due to uncertainties regarding the ultimate amount of the net proceeds received and the amount of our liabilities and working capital requirements following the Destron Fearing Transaction, and may be declared and distributed at a later time depending on certain factors.

We plan to announce the record date for the initial, special cash dividend at least ten days in advance.  Only holders of our shares on such record date will be entitled to receive the initial, special cash dividend.  Please note that the record date for the initial, special cash dividend will be after the closing date of the Destron Fearing Transaction and is different from the record date for the special meeting.

Am I entitled to appraisal rights?

No. Under Delaware law, our stockholders are not entitled to appraisal rights for their shares in connection with the Destron Fearing Transaction.

Can I still sell my shares of common stock after the consummation of the Destron Fearing Transaction?

Yes, we expect that our shares will continue to be listed on the OTC Bulletin Board.  However, if you sell your shares before the record date for the anticipated initial, special cash dividend, you will not be entitled to receive the initial, special cash dividend.

Questions and Answers about Compensation of our Named Executive Officers in Connection with the Destron Fearing Transaction

What may the named executive officers receive as compensation in connection with the Destron Fearing Transaction?

As previously disclosed in our SEC filings, including the Form 10-K/A for the fiscal year ended December 31, 2010 filed with the SEC on May 2, 2011, if a change of control occurs and Joseph J. Grillo, our Chief Executive Officer, resigns within six months of the change of control, Mr. Grillo will be entitled to a change of control payment equal to one and a half times both his base salary and bonus, or approximately $1,012,500.  In addition, due to Allflex’s requirement that Mr. Grillo sign a three year non-compete agreement, and conditioned on the Destron Fearing Transaction closing, we have agreed to amend Mr. Grillo’s employment agreement to include an additional payment of one year base salary, or $337,500, and make other changes to the terms of payment.  The additional one year base salary is payable on the earlier of the second anniversary of the closing date of the Destron Fearing Transaction or our winding down if, and only if, Mr. Grillo has not found employment by that time, which we believe is highly unlikely. In addition, if Mr. Grillo secures alternative employment during the third year after the closing of the Destron Fearing Transaction, he will be obligated to repay the amount earned during the third year up to the amount he received from us.

In addition, pursuant to the terms of the Transition Stock Option Plan, options to purchase up to 9,642 shares at $0.97 per share (which exceeds the current price of our stock) previously granted to Jason Prescott, our Chief Financial Officer, will vest automatically upon the closing of the Destron Fearing Transaction.

Is the Destron Fearing Transaction conditioned on stockholder approval of the compensation of our named executive officers in connection with the Destron Fearing Transaction?

No.  The Dodd-Frank Wall Street Reform and Consumer Protection Act, enacted in July 2010, requires that we provide our stockholders with the opportunity to vote to approve, on a non-binding, advisory basis, any agreements or understandings between us and our named executive officers in connection with the Destron Fearing Transaction.  The vote is advisory, which means that the vote is not binding on us or our board of directors.

Questions and Answers about the Special Meeting

When and where is the special meeting?

The special meeting of our stockholders will be held at the Capella Tower, 225 South Sixth Street, Minneapolis, Minnesota 55402, on Wednesday, June 29, 2011, at 9:00a.m., Central Time.

Who is soliciting my proxy?

Our board of directors on behalf of Digital Angel.

What is the purpose of the special meeting?

At the special meeting, stockholders will act upon the following matters:

•
to approve the Stock Purchase Agreement, dated May 6, 2011, between us and Allflex, and the transactions contemplated by the Stock Purchase Agreement, referred to as the Destron Fearing Transaction; and

•	to approve, by a non-binding advisory vote, the compensation of our named executive officers in connection with the Destron Fearing Transaction.

How does our board of directors recommend that our stockholders vote?

Our board of directors unanimously recommends that the holders of our common stock vote:

•	“FOR” the proposal to approve the Stock Purchase Agreement, dated May 6, 2011, between us and Allflex and the transactions contemplated by the Stock Purchase Agreement; and

•	“FOR” the proposal to approve, on a non-binding advisory basis, the compensation of our named executive officers in connection with the Destron Fearing Transaction.

 Who is entitled to vote?

We have one class of voting shares outstanding, our common stock.  Only stockholders of record at the close of business on the record date, May 18, 2011, are entitled to receive notice of the special meeting and to vote the shares held on the record date at the special meeting, or any adjournment or postponement thereof.  As of the close of business on the record date, * shares of our common stock were outstanding and entitled to vote at the special meeting.

A list of stockholders entitled to vote will be available at the special meeting.  In addition, the list will be open to the examination of any stockholder, for any purpose germane to the special meeting, at our executive offices between the hours of 9:00 a.m. and 5:00 p.m., Central Time, on any business day from May 25, 2011 up to the time of the special meeting.

How many votes do I have?

Each owner of record of our common stock on May 18, 2011 is entitled to one vote for each share of common stock so held.

How many votes must be present to hold the special meeting?

A quorum of stockholders is necessary to hold a valid special meeting.  The presence, in person or by proxy, at the special meeting of holders of a majority of the outstanding shares of common stock entitled to vote constitutes a quorum.  Abstentions will be counted as present for establishing a quorum.  However, broker non-votes will not be counted as present.  A broker “non-vote” occurs when a broker, bank or other nominee holds shares but is not permitted to vote on a matter absent instruction from the beneficial owner of the shares, and no instruction is given.

What vote is required to approve each of the proposals?

The following votes are required:

•	To approve the Destron Fearing Transaction: the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting.

•
To approve the compensation of our named executive officers in connection with the Destron Fearing Transaction: the affirmative vote of the holders of a majority of the outstanding shares of our common stock present, either in person or by proxy, and entitled to vote at the special meeting.

Can the special meeting be adjourned or postponed?

Whether or not a quorum is present, either the chairman of the meeting or a majority of the stockholders that are present, in person or by proxy, and entitled to vote at the special meeting may adjourn the meeting to solicit proxies in order to achieve a quorum and/or to solicit additional proxies to approve the Destron Fearing Transaction.  Adjournment means a delay in the date, which may include a change in the place, or a meeting after the special meeting has been convened.  In addition, the board of directors may postpone the special meeting.  Postponement means a delay in the date, which may include a change in the place, of the special meeting before it has been convened.

What does it mean if I get more than one proxy card?

If your shares of common stock are registered differently and are in more than one account, you will receive more than one proxy card.  If you do not sign and return one or more of your proxy card(s), then your shares of common stock represented by such unreturned proxy card(s) will not be voted.  Sign and return all proxy cards to ensure that all of your shares of common stock are voted.

How do I vote my shares?

You may vote before the special meeting in one of the following ways:

•	complete, sign, date and return the enclosed proxy card in the enclosed postage-paid envelope;

•	via a touch-tone telephone from the U.S. and Canada, use the toll-free number shown on your proxy card; or

•	via the Internet, use the instructions shown on your proxy card.

You may also cast your vote in person at the special meeting.

If your shares are held in “street name” through a broker, bank or other nominee, that institution will send you separate instructions describing the procedure for voting your shares.  If your shares are held in “street name,” your brokerage firm, bank, trust or other nominee will be unable to vote your shares without instructions from you.  If your shares are held in “street name” and you wish to vote at the meeting, you will need to obtain a proxy form from the institution that holds your shares.

If you vote by submitting a proxy card, you should specify your choice for each matter on the proxy.

The telephone and Internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to vote their shares and to confirm that their instructions have been properly recorded.  Specific instructions to vote via the telephone or the Internet are set forth on the proxy card.  Telephone and Internet proxies must be used in compliance with, and will be subject to, the information and terms contained on the proxy card.

How can I vote my shares?

You may vote your shares in one of the following ways:

1.      in favor of the proposal,

2.      against the proposal, or

3.      abstain from voting on the proposal.

What if I abstain from voting or fail to instruct my broker on how to vote?

If you abstain or fail to instruct your broker or other nominee how to vote on the proposal to approve the Destron Fearing Transaction, it will have the same effect as a vote against the Destron Fearing Transaction.

If you abstain from voting on the proposal to approve the compensation of our named executive officers in connection with the Destron Fearing Transaction, it will have the same effect as a vote against such proposal.  Failure to instruct your broker or other nominee how to vote on this proposal will have no effect on the outcome of the vote on that proposal.

How will my proxy be voted?

All shares of our common stock entitled to vote and represented by properly completed proxies received prior to our special meeting, and not revoked, will be voted at our special meeting as instructed on the proxies.  If you properly complete, sign and return a proxy card, but do not indicate how your shares should be voted on a matter, the shares will be voted as our board of directors recommends and therefore:

•	“FOR” the proposal to approve the Destron Fearing Transaction; and

•	“FOR” the proposal to approve the compensation of our named executive officers in connection with the Destron Fearing Transaction.

May I revoke my proxy?

Yes, you may revoke your proxy at any time prior to its exercise by voting in person at the special meeting, by giving our proxy tabulator written notice bearing a later date than the proxy or by giving a later dated proxy.  Any written notice revoking a proxy should be sent to our proxy tabulator: Broadridge Financial Solutions, 51 Mercedes Way, Edgewood, NY 11717.

Can I still vote in person if I have already granted my proxy?

Granting your proxy will not affect your right to attend the special meeting and vote in person.  If you intend to attend the special meeting and vote in person, we will give you a ballot at the meeting.  If your shares are held in the name of your broker, bank or other nominee, you must bring a proxy issued in your name from your broker, bank or other nominee indicating that you were the beneficial owner of the shares on the record date.

What do I need to do now?

Please vote your shares of common stock as soon as possible, so that your shares of common stock may be represented at the special meeting.

Who pays the expenses incurred in connection with the solicitation of proxies?

The cost of soliciting proxies will be borne by us.  The solicitation of proxies may be made by mail, telephone, facsimile or telegraph or in person by directors, officers and regular employees of ours, without additional compensation for such services.  Arrangements will be made with brokers, banks and other custodians, nominees and fiduciaries to forward proxy soliciting material to the beneficial owners of stock held of record by such brokers, banks and other custodians, nominees and fiduciaries, and we will reimburse them for reasonable out-of-pocket expenses incurred by them in so doing. We have retained a proxy solicitor to assist us in the solicitation of proxies.  We estimate that the costs for the proxy solicitation will range from $50,000 to $100,000.

Where can I find more information?

You may obtain more information from various sources as explained in the section “Where You Can Find Additional Information” beginning on page 39.

Who can answer my questions?

If you have any questions about any of the matters to be voted on at the special meeting or how to submit your proxy, or if you need additional copies of this proxy statement, the enclosed proxy card or voting instructions, you may contact us in writing at: Digital Angel Corporation, 490 Villaume Avenue, South St. Paul, Minnesota 55075, Attention: Amy Hagen, or by calling Ms. Hagen at (651) 552-6301.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement contains forward-looking statements.  Forward-looking statements are those that are not historical in nature, particularly those that use terminology such as may, could, will, should, likely, expects, intends, anticipates, contemplates, estimates, believes, plans, projected, predicts, potential or continue or the negative of these or similar terms.  The statements contained in this proxy statement that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, including statements regarding our expectations, beliefs, intentions or strategies regarding the future.  Forward-looking statements are subject to certain known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed in any forward-looking statements.  These risks and uncertainties include, but are not limited to, the following important factors with respect to us:

•	expected closing and timing of the closing of the Destron Fearing Transaction;

•	expected cash to be received from the Destron Fearing Transaction and cash to be disbursed to settle our obligations and liabilities, both known and unknown;

•	the amount of costs, fees and expenses related to the Destron Fearing Transaction and interim operations prior to the closing of the Destron Fearing Transaction;

•	the satisfaction of conditions to complete the Destron Fearing Transaction;

•	timing and amount of an initial and a second, special cash dividend;

•	possible or assumed future results of operations;

•	future revenue and earnings;

•	future expectations regarding the completion of the PELS contract with the MOD and the sale of the remaining business;

•	the uncertainty of general business and economic conditions;

•	the impact of competition, both expected and unexpected;

•	adverse developments, outcomes and expenses in legal proceedings; and

•	other risk factors as further described in this proxy statement.

Forward-looking statements are only predictions as of the date they are made and are not guarantees of performance.  All forward-looking statements included in this document are based on information available to us on the date of this proxy statement.  Readers are cautioned not to place undue reliance on forward-looking statements.  The forward-looking events discussed in this proxy statement and other statements made from time to time by us or our representatives may not occur, and actual events and results may differ materially and are subject to risks, uncertainties and assumptions about us, including, without limitation, those discussed elsewhere in this proxy statement and the risks discussed in our SEC filings.  Except for our ongoing obligations to disclose material information as required by the federal securities laws, we are not obligated to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.  In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this proxy statement and in other statements made from time to time by us or our representatives might not occur.

RISK FACTORS

In addition to the risks described in our Form 10-K for the fiscal year end December 31, 2010 filed with the SEC on March 31, 2011, as amended on May 2, 2011, you should carefully consider the following risks as well as other information contained in this proxy statement in deciding whether to vote in favor of the Destron Fearing Transaction.  If any of these risks actually materialize, our business, financial condition or prospects may be seriously harmed.  In such case, the market price of our common stock may decline and you may lose all or part of your investment.  See “Cautionary Statement Concerning Forward-Looking Statements” on page 12.

Risks Regarding the Destron Fearing Transaction

The amount of cash we receive in this transaction will vary, depending on the result of certain post-closing adjustments and use of escrowed amounts, and it is uncertain the amount of cash that will be paid to us at closing.

Pursuant to the terms of the Stock Purchase Agreement, as consideration for the Destron Fearing Transaction, Allflex will pay us approximately $25 million in cash, less any Destron Fearing debt assumed by Allflex not to exceed $5 million, at the closing of the Destron Fearing Transaction.  In addition, we will be required to pay Allflex the shortfall, if any, between the net working capital at closing and $1.0 million.  Conversely, if the net working capital at closing is greater than $4.0 million, Allflex will pay us the amount in excess of $4.0 million.  To determine net working capital at closing, Allflex will deliver, within 60 days after the closing, a consolidated balance sheet of Destron Fearing reflecting the closing date net working capital.  We will then have 120 days to notify Allflex if we dispute their calculation.  Currently, we expect that we will pay Allflex approximately $0.8 million as a result of this net working capital adjustment.  Under the terms of the Stock Purchase Agreement, $1.2 million of the purchase price will be held in escrow to cover a portion of this potential shortfall.  In addition, $2.5 million of the purchase price will held in escrow to cover our indemnification obligations for a period of 18 months.

The failure to complete the Destron Fearing Transaction may result in a decrease in the market value of our common stock and we may not be able to operate as a going concern.

The completion of the Destron Fearing Transaction is subject to a number of contingencies, including approval by our stockholders and other customary closing conditions.  As a result, we cannot assure you that the Destron Fearing Transaction will be completed.  If the Destron Fearing Transaction is not completed, the market price of our common stock may decline, and possibly substantially.  In addition, as of March 31, 2011, we had a working capital deficiency, which is partially due to continuing operating losses and a number of our debt obligations becoming due or potentially due within the next twelve months.  Certain of our credit facilities are due on demand and/or require us to make significant monthly or quarterly principal payments.  Our factoring lines may be amended or terminated at any time by the lenders, and we have a mortgage loan of approximately $1.9 million that is due on November 1, 2011, although we have the option to extend the loan an additional six months.  These conditions indicate that substantial doubt exists about our ability to continue operations as a going concern, as we may be unable to generate the funds necessary to pay our obligations in the ordinary course of business.  Failure to complete the Destron Fearing Transaction may substantially limit our ability to remain in business, and we may be forced to enter into a sale of the company and/or our subsidiaries in subsequent transactions at distressed prices.

We will be unable to compete with Destron Fearing’s business for three years from the date of closing.

We have agreed that, for a period of three years after the closing of the Destron Fearing Transaction, we will not (i) engage or invest in, or own, control, manage or participate in the ownership, control or management of any person that engages directly or indirectly in developing, manufacturing, distributing and selling RFID and visual identification tags, readers and related software for animals, or the Business; (ii) provide services related to the Business; (iii) become associated with any competitor; (iv) solicit, divert or take away, or accept any business relating to the Business; or (v) attempt to hire any person who served as an officer, employee, consultant or advisor of Destron Fearing during the last year and received compensation in excess of $50,000.  Our remaining business, the Signature business, is deemed not to compete with Destron Fearing’s business.  However, this non-compete agreement will limit our ability to provide services or become associated with a party if it is deemed a competitor of the Business.

Although we may terminate the Stock Purchase Agreement in order to accept an unsolicited superior acquisition proposal, the requirement that we pay a termination fee in order to accept such a proposal may discourage the making and accepting of any such proposal.

Our board of directors may, subject to compliance with the terms of the Stock Purchase Agreement, terminate the Stock Purchase Agreement in order to accept an unsolicited superior proposal.  However, the requirement that we pay Allflex a termination fee of $1,000,000 in order to accept an unsolicited superior proposal may operate to discourage third-parties from making any such proposal and the board from accepting such proposal as it increases the costs of such superior proposal.

The initial, special cash dividend to our stockholders could be less than anticipated or payment could be delayed depending on certain factors, including adjustment amounts or when the funds are released from escrow accounts.

In the event we consummate the Destron Fearing Transaction, and subject to compliance with Delaware law, we intend to use a portion of the proceeds to fund an initial, special cash dividend to our stockholders.  We anticipate that the amount of the initial, special cash dividend will be in the range of $0.15 to $0.20 per share of Digital Angel common stock.  The actual amount may be lower due to uncertainties regarding the ultimate amount of the net proceeds received, the amount of our liabilities following the Destron Fearing Transaction or our working capital requirements after closing.  In addition, although we anticipate paying out the initial, special cash dividend by the end of the fourth quarter of 2011, the payment of the initial, special cash dividend could be delayed depending on certain factors, including delays relating to the release of funds from escrow accounts.

We may be unable to pay the initial, special cash dividend due to Delaware Law restrictions.

We may not be permitted to declare and pay any special cash dividend, including the initial, special cash dividend to our stockholders after the closing of the Destron Fearing Transaction if we lack sufficient surplus or net profits for such fiscal year from which dividends may be declared and paid in compliance with Delaware General Corporation Law.  It is possible that legal restrictions and our financial condition may prevent the payment of any special cash dividend.  There can be no assurance that we will be able to declare and pay any special cash dividend as planned.

Our assumptions regarding the federal and state income tax consequences of the transaction may be inaccurate, and we may experience adverse tax consequences.

The proposed Destron Fearing Transaction will be a taxable transaction to us for U.S. federal and state income tax purposes.  However, we expect that the Destron Fearing Transaction (without regard to the intended initial, special cash dividend) will result in no federal income tax consequences to our stockholders.

If the Destron Fearing Transaction is completed, we expect to realize a gain with respect to our Destron Fearing stock equal to, in general, the difference between the proceeds received by us on such sale and our tax basis in the stock sold.  For purposes of calculating the amount of our tax gain on the sale of our Destron Fearing  stock, the proceeds received by us will include the cash and any other consideration we receive for our Destron Fearing stock.  We believe, however, that there will not be material tax payable by us.  Subject to the completion and outcome of certain tax analyses, we believe we have sufficient usable net operating losses to offset at least a majority of the income or gain recognized by us for federal income tax purposes as a result of the Destron Fearing Transaction.  We also expect the Destron Fearing Transaction will not generate a significant federal alternative minimum tax liability.  Therefore, we will not set aside any material amounts of cash specifically for the payment of any tax liability.  These analyses include studies to assess the potential impact of ownership changes on our net operating losses under Internal Revenue Code Section 382.  We may also be subject to state income taxes to the extent that gains exceed losses for state tax law purposes, but we estimate that such taxes will not be significant.  However, there can be no assurance that our calculations and expectations will be accurate, or that the Internal Revenue Service or relevant state tax authorities will ultimately assent to our tax treatment of the Destron Fearing Transaction or the net operating losses.  To the extent our calculations and assumptions prove incorrect or the Internal Revenue Service or any relevant state tax authority ultimately prevails in recharacterizing the tax treatment of the Destron Fearing Transaction or the net operating losses, there may be adverse tax consequences to us and our stockholders, including that we could owe income taxes on up to the entire purchase price.

We will be obligated to make payments to our Chief Executive Officer due to the Destron Fearing Transaction, which would decrease the amount of funds available to pay our other liabilities.

Under the terms of Mr. Grillo’s current employment agreement, the Destron Fearing Transaction will be deemed a change of control and Mr. Grillo will be owed a change of control payment if he terminates his employment within six months after the closing of the Destron Fearing Transaction.  This change of control payment would be approximately $1,012,500.  In addition, conditioned on the closing of the Destron Fearing Transaction and due to the requirement that Mr. Grillo enter into a non-compete agreement with Allflex for three years, we have entered into an amendment to his employment agreement that requires us to make an additional payment of one year base salary, or $337,500, in order to cover Mr. Grillo for the third year non-compete period and secure post-closing transition services from Mr. Grillo.  The additional one year base salary is payable on the earlier of the second anniversary of the closing date of the Destron Fearing Transaction or our winding down if, and only if, Mr. Grillo has not found employment by that time, which we believe is highly unlikely. In addition, if Mr. Grillo secures alternative employment during the third year after the closing of the Destron Fearing Transaction, he will be obligated to repay the amount earned during the third year up to the amount he received from us.  If we are obligated to pay such payments, it would increase our liabilities and potentially have an impact on the amount of the initial, special cash dividend.

We will be obligated to prepay certain debentures and may be obligated to redeem certain outstanding warrants for cash due to the Destron Fearing Transaction.

Under the terms of certain outstanding debentures and warrants we previously issued in connection with debt and equity financing transactions, the holders of the debentures will require us to repay the debentures for an amount equal to 125% of the outstanding balance and the holders of the outstanding warrants may require us to redeem their warrants for cash as a result of the Destron Fearing Transaction.  If this occurs, it would decrease the amount of cash available to pay our other liabilities. The expected net proceeds presented in this proxy statement of $13.6 million already reflect the repayment of the debentures and redemption of all the warrants, which amount is approximately $3.4 million.

Industry and Business Risks Relating to Digital Angel if Destron Fearing is Sold

Our business following the sale of Destron Fearing will be entirely dependent on the success of our Signature business, which in 2010 did not generate positive cash flow, EBITDA or net income.

After the closing of the Destron Fearing Transaction, we will continue to operate our remaining business, Signature, until such time as we complete the PELS contract with the MOD for delivery of SARBE™ beacon radios and the assets of Signature are sold.  As the sale of our Destron Fearing business would be a sale of a substantial portion of our assets, we will be substantially smaller and have limited assets and revenue after the Destron Fearing Transaction.  For the year ended December 31, 2010, Signature generated 18% of our total revenue and 32% of our total operating expenses.  Our Signature business did not generate positive cash flow, earnings before interest, taxes, depreciation and amortization (EBITDA), or net income for the year ended December 31, 2010, and we cannot assure you that it will achieve profitability or generate positive cash flow in the near term.  If we are not able to sell our Signature business in the near future, our results of operations and financial condition could be materially adversely affected, and our board of directors will have to evaluate strategic alternatives available to us.  Such alternatives may include, among other things, restructuring, the sale of us as a whole, the distribution of assets to our stockholders or our possible dissolution and liquidation of our assets.

Loss of key employees and key board members could hurt our business.

We depend on a number of key executives and directors.  The loss of services of any of our key executives and directors could have a material adverse effect on our business.  Upon the consummation of the Destron Fearing Transaction, our Chief Executive Officer, Joseph J. Grillo, will have the right, under the terms of his existing employment agreement with us, to terminate his employment and receive a change of control payment if he terminates his employment at anytime during the six months following the closing date of the Destron Fearing Transaction.  However, in connection with the amendment to his employment agreement, which is conditioned on the closing of the Destron Fearing Transaction, if Mr. Grillo terminates his employment under the change of control provisions, he has agreed to provide post-closing transition services to us.

We will continue to incur the expenses of complying with public company reporting requirements.

If the Destron Fearing Transaction is closed, we would continue to be obligated to comply with the applicable reporting requirements of the Exchange Act, which includes the filing with the SEC of periodic reports, proxy statements and other documents relating to our business, financial conditions and other matters, even though compliance with such reporting requirements may be economically burdensome.

PROPOSAL NO. 1

APPROVAL OF THE STOCK PURCHASE AGREEMENT
AND THE TRANSACTIONS CONTEMPLATED BY THE STOCK PURCHASE AGREEMENT
(REFERRED TO AS THE DESTRON FEARING TRANSACTION)

Our stockholders are asked to act upon a proposal to approve the Stock Purchase Agreement, dated May 6, 2011, between Digital Angel Corporation and Allflex USA, Inc., and the transactions contemplated by the Stock Purchase Agreement (referred to as the Destron Fearing Transaction).  This section of the proxy statement describes the proposed Destron Fearing Transaction.  We highly recommend that you also carefully read the Stock Purchase Agreement included as Annex A to this proxy statement for more detailed terms of the sale of the Destron Fearing stock and other information that might be important to you.

Parties to the Destron Fearing Transaction

Digital Angel Corporation

We develop innovative identification and security products for consumer, commercial and government sectors worldwide.  Our unique and often proprietary products provide identification and security for people, animals, food chains and government/military assets.  Included in this diverse product line are applications for RFID systems and GPS and satellite communications.

We operate in two business segments: Animal Identification and Emergency Identification.  Our Animal Identification segment comprises the operations of Destron Fearing and our Emergency Identification segment comprises the operations of our 98.5%-owned subsidiary Signature.  Our Animal Identification segment and Emergency Identification segment account for approximately 82% and 18% of our total sales, respectively, and 45% and 32% of our total operating expenses, respectively, for the year ended December 31, 2010.

Our Animal Identification segment develops, manufactures and markets visual and electronic identification tags and implantable RFID microchips, primarily for identification, tracking and location of companion pets, livestock (e.g., cattle and hogs), horses, fish and wildlife worldwide, and, for animal bio-sensing applications, such as temperature reading for companion pet applications.  Our Animal Identification segment’s proprietary products focus on pet identification and safeguarding and the positive identification and tracking of livestock and fish, which we believe are crucial for asset management and for disease control and food safety.  This segment’s principal products are visual and electronic ear tags for livestock and implantable microchips and RFID scanners for the companion pet, livestock, horses, fish and wildlife industries.

Destron Fearing’s operations are located in Minnesota and its wholly-owned subsidiaries are located in the following locations:

•	DSD Holding A/S and Destron Fearing A/S and its subsidiaries have operations in Denmark and Poland.

•	Digital Angel International, Inc. and its subsidiaries are located in Argentina, Brazil, Chile, Paraguay and Uruguay.

Our Emergency Identification segment develops, manufactures and markets GPS and GPS-enabled products used for emergency location and tracking of pilots, aircraft and maritime vehicles in remote locations.  This segment’s principal products are GPS enabled search and rescue equipment and intelligent communications products and services for telemetry, and mobile data and radio communications applications, including our SARBE™ brand, which serve military and commercial markets.  Signature’s operations are located in the United Kingdom.

We were incorporated on May 11, 1993 in Missouri and reincorporated on April 20, 2007 in Delaware.  Our principal executive offices are located at Digital Angel Corporation, 490 Villaume Avenue, South St. Paul, Minnesota 55075, and our telephone number is (651) 552-6301.

Allflex USA, Inc.

 Allflex is a significant player in the North American market for animal identification, with a range of products covering visual, RFID and other technologies, covering market segments that are partly different from those addressed by Destron Fearing. Allflex is part of the Allflex group, which operates globally with facilities in Europe, South America, Australasia and China.

Allflex was incorporated on June 13, 1995 in Delaware.  Its principal executive offices are located at 2805 E. 14th St Dallas-Fort Worth Airport, Texas 75261, and its telephone number is (972) 456-3686.

There have not been any previous transactions between us and Allflex during the past two years.

Background of the Proposed Destron Fearing Transaction

In May 2009, we announced publicly that we were pursuing ways to unlock stockholder value.  As a result of this announcement, Allflex corresponded with Mr. Grillo indicating that it might be interested in discussing a possible acquisition of Destron Fearing.  Representatives of Allflex and Digital Angel then held a brief conference call during which introductions of the representatives were made and it was suggested that a non-disclosure agreement be entered into.  In June 2009, Allflex and Digital Angel entered into a mutual non-disclosure agreement.  Later in June 2009, Allflex corresponded with Mr. Grillo, telling him that, at that point in time, Allflex preferred not to receive non-public information regarding Digital Angel or Destron Fearing but would undertake some analysis regarding a possible acquisition of Destron Fearing based on the information publicly available on the companies. In July 2009, after review of publicly available information, Allflex corresponded with Mr. Grillo, notifying him that Allflex would not pursue further a possible acquisition of Destron Fearing at that time.

On October 4, 2010, our board of directors engaged AgriCapital Corporation, or AgriCapital, as its financial advisor to advise it in evaluating alternative business strategies, which included identifying, contacting and negotiating with parties interested in a business transaction with us, in one form or another.

On October 12, 2010, we issued a press release describing our intention to evaluate strategic alternatives and our engagement of AgriCapital to assist in the process.  Prompted by our press release, Allflex sent us an email expressing its interest in the Destron Fearing business.

Following its engagement in October 2010, AgriCapital prepared, with input from our management, an executive summary based upon public information and a more explicit information memorandum describing us and our major business units, which was made available to potential suitors upon receipt of an acceptable confidentiality agreement.  AgriCapital also prepared a list of potential interested parties numbering over 175, which we approved for contact.  Of the 175 potential parties, 30 were given the information memorandum.

On December 16, 2010, AgriCapital presented to our board of directors its report as to the form of deal each of the interested parties preferred.  Several deal structures were presented and reviewed. Our board of directors set January 7, 2011 as the date for submission of proposals.  Throughout the weeks between December 16, 2010 and January 7, 2011, our management provided additional information and conducted conference calls with interested parties.

AgriCapital received six written proposals from interested parties, including Allflex, as well as several verbal indications of interest.  These proposals included various deal structures.  The proposals were presented to our board of directors on January 11, 2011. From the written proposals, our board of directors selected one party’s proposal on the basis of its estimated value and relatively short requested exclusivity period.  We and AgriCapital negotiated with this party and, on January 6, 2011, we entered into an agreement to permit the party to conduct exclusive evaluation and negotiation.  It soon became apparent to our board, however, that this party’s proposal involved features that were not acceptable and the exclusivity period was permitted to expire on its terms.

Following this, AgriCapital contacted those parties who had submitted written proposals or who had previously indicated interest and requested resubmissions of proposals on or before March 11, 2011.  On March 4, 2011, our board revised its instructions to interested parties stating that it was entertaining proposals for our Destron Fearing unit only because delays on the PELS contract with the MOD at our subsidiary, Signature, prevented the consideration of other possible deal structures. As of March 11, 2011, AgriCapital had received seven submissions from interest parties to acquire Destron Fearing.

On April 8, 2011, AgriCapital briefed the board of directors on seven submissions from interested parties to acquire Destron Fearing.  AgriCapital ranked these submissions based upon the net value proposed and the level of specificity and certainty of the proposal.  AgriCapital recommended that we pursue active negotiations, including completion of evaluation and negotiation of a definitive agreement, with two of the parties, one of which was Allflex. Each of the parties agreed to complete its evaluation and negotiate a definitive purchase agreement on a non-exclusive basis.  Both parties conducted extensive evaluations, including meetings with management and access to Destron Fearing’s and our financial and other information available on our due diligence datasite.  The parties were instructed that proposals were to be submitted as fully marked definitive agreements and were to present the party’s best and final proposal.

Our board of directors met again on April 20, 2011.  At that meeting, our board of directors was briefed on the progress of potential strategic alternatives other than the sale of Destron Fearing, as well as our financial status and capital needs.  After considering the information presented by the financial advisor and management, our board of directors determined that it was in the best interest of our stockholders to sell Destron Fearing.  After such determination, AgriCapital reported to our board that both parties had submitted proposals in the form of detailed, marked purchase agreements.  Allflex’s proposal was deemed to be the superior proposal and would provide the highest available value for our stockholders. Our board of directors then instructed management, outside counsel and AgriCapital to proceed with finalizing a definitive agreement with Allflex.

During various meetings throughout the latter part of April and May 2011, our board of directors discussed the progress that had been made with respect to, and open items in connection with, the Stock Purchase Agreement with Allflex.  On May 3, 2011, our board of directors approved the Stock Purchase Agreement and the transactions contemplated by the Stock Purchase Agreement.

On May 6, 2011, the Stock Purchase Agreement was entered into by the parties, and, on May 9, 2011, we issued a press release announcing the Destron Fearing Transaction.

Reasons for the Destron Fearing Transaction

Our board of directors determined that the proposed Destron Fearing Transaction is in the best interests of Digital Angel and our stockholders after considering a number of options and positive and negative factors.  The factors that our board of directors considered included, but were not limited to, the following:

•	the consummation of the Destron Fearing Transaction would facilitate the repayment of our debt and other obligations, and improve our working capital position;

•	the proposed Destron Fearing Transaction should enable our stockholders to realize immediately a portion of the value of Destron Fearing in cash in the form of an initial, special cash dividend;

•	of the proposals received from potential suitors regarding the potential sale of Destron Fearing, the Allflex proposal was deemed to provide the greatest value to our stockholders;

•	our board of directors’ familiarity with and review of our business, results of operations, financial condition, liquidity and prospects, including, without limitation, our revenue and earnings;

•	the likelihood that Allflex will be able to complete the Destron Fearing Transaction;

•	the fact that we expect that the Destron Fearing Transaction will not result in material federal or state income tax consequences to us as a result of our existing net operating loss carryforwards;

•	prices and premiums paid in comparable acquisition transactions involving other similarly-situated companies; and

•	general current economic, capital market and other conditions.

Our board of directors also considered a number of uncertainties, risks and potentially negative factors in its deliberations concerning the proposed Destron Fearing Transaction, including the following:

•	if we complete the proposed Destron Fearing Transaction, our remaining business will consist mainly of the Signature business;

•	if we do not enter into the Destron Fearing Transaction, we may lack the ability to continue operations as a going concern;

•
if we are unable to sell the Signature business, our board will have to evaluate other possible alternatives for us, which may include, among other things, restructuring, the sale of us as a whole (possibly at a distressed price), the distribution of assets to our stockholders, or our possible dissolution and liquidation of our assets;

•	the cost of maintaining a business with limited revenue, negative cash flow and negative EBITDA in a public company structure;

•	indemnification obligations under the Stock Purchase Agreement with Allflex and the impact on our business of diverting available cash reserves;

•	closing conditions of the proposed Destron Fearing Transaction;

•	competition and non-solicitation restrictions imposed on us as a part of the Destron Fearing Transaction for a period of three years;

•	the likelihood of receiving a superior proposal and related consequences under the terms of the Stock Purchase Agreement with Allflex (including termination fees); and

•	the loss by our stockholders of the opportunity to capitalize on any potential future success of Destron Fearing.

  Our board of directors believed that overall, the risks associated with the proposed Destron Fearing Transaction compared with continuing operations in our current configuration were outweighed by the potential benefits of the Destron Fearing Transaction and our current needs.

The foregoing discussion of information and factors considered by our board of directors is not intended to be all-inclusive.  In view of the wide variety of factors considered, our board of directors did not find it practicable to quantify or otherwise assign relative weight to the specific factors considered.  However, after taking into account all of the factors set forth above, our board of directors unanimously determined that the proposed Destron Fearing Transaction is in our and our stockholders’ best interest and that we should proceed with the proposed Destron Fearing Transaction.

Proceeds from the Destron Fearing Transaction

We expect to receive net proceeds from the Destron Fearing Transaction, after the repayment of debt or assumption of debt by Allflex, transaction related costs, post-closing working capital adjustments, a change of control payment, and the redemption of our outstanding debentures and warrants, of approximately $13.6 million.  We intend to use the net proceeds to satisfy certain of our outstanding accounts payable and accrued expenses and other outstanding restructuring and severance related liabilities.

We also presently intend to use a portion of the net proceeds, subject to compliance with Delaware law, to fund an initial, special cash dividend to our stockholders.  We estimate that the initial, special cash dividend will be in a range of $0.15 to $0.20 per share of Digital Angel common stock.  The actual amount may be lower due to uncertainties regarding the ultimate amount of the net proceeds received and the amount of our liabilities and working capital requirements following the Destron Fearing Transaction.  In addition, although we anticipate paying out the initial, special cash dividend by the end of the fourth quarter of 2011, payment could be delayed depending on certain factors, including release of escrowed amounts.  Prior to making the initial, special cash dividend, we plan to announce, at least ten days in advance, the record date for such dividend.  Only holders of our common stock on the record date for the initial, special cash dividend will be entitled to receive the initial, special cash dividend.  Please note that the record date for the initial, special cash dividend will be after the closing date of the Destron Fearing Transaction and is different from the record date for determining which holders of our common stock are entitled to vote at the special meeting.

Post-Closing Business

Following the Destron Fearing Transaction, we will remain a public company and continue to operate our remaining business, Signature.  We will be substantially smaller and have limited assets and revenues.  Historically, we have relied on the earnings, cash flow and assets of the Destron Fearing business for liquidity and capital requirements.

Going forward, we will be virtually debt free, and our focus will be to maximize the value of the remaining assets of our Signature business for the benefit of our stockholders.  These efforts will consist of completing Signature’s PELS contract with the MOD for delivery of its SARBE™ beacon radios and selling the remaining assets of our Signature business.  These efforts are expected to net additional cash to us in the $2 million to $4 million range sometime during 2012, which we currently expect will be part of a second distribution to our stockholders in a dividend that could provide an additional $0.10 to $0.15 per share of Digital Angel common stock, after all outstanding liabilities and wind down costs are paid. The actual amount and timing of the second dividend may be lower and later than presently expected due to uncertainties as to the ultimate amount of claims, liabilities and operational expenses associated with winding down our business.

In the post-closing stage following the Destron Fearing Transaction, we will operate with a minimum number of U.S.-based corporate employees (estimated to be two to three on a part-time basis) and a reduced number of board members (estimated to be no more than three) in a “virtual” office environment, in order to minimize costs and conserve cash.  We intend to continue to execute all required filings, tax returns, and maintain insurance and perform other required activities to maintain our standing as an Over-the-Counter Bulletin Board, or OTC Bulletin Board, publicly-traded company.

In the event that we are not able to complete the PELS contract and sell the Signature business, our board of directors will continue to evaluate strategic alternatives for the Signature business and us as a whole.  Such alternatives may include, among other things, the sale of the entire company, restructuring, the distribution of assets to our stockholders, or the possible dissolution of us and liquidation of our assets.  In addition, during the period in which we are winding down our operations, our board of directors intends to explore any potential merger opportunities with other business entities or determine if there is any higher value associated with our position as a publicly-listed OTC Bulletin Board company in good standing.

Effects on Digital Angel if the Destron Fearing Transaction is Not Approved or is Not Completed

If the Destron Fearing Transaction is not approved by our stockholders, or if it is approved but for some other reason it cannot be completed, we would try to obtain additional capital and liquidity in order to remain in business. We would try to obtain the necessary capital by continuing to maximize cash flow from operations, by selling portions of our assets and by entering into additional debt or equity financing transactions. However, it is unlikely that we will be successful in raising additional capital or, even if we are successful, that we will be able to continue to operate in the normal course.

As of March 31, 2011, we had a working capital deficiency, which is partially due to continuing operating losses and a number of our debt obligations becoming due or potentially due within the next twelve months. Certain of our credit facilities are due on demand and/or require us to make significant monthly or quarterly principal payments. Our factoring lines may be amended or terminated at any time by the lenders, and we have a mortgage loan of approximately $1.9 million that is due on November 1, 2011, although we have the option to extend the loan an additional six months. These conditions indicate that substantial doubt exists about our ability to operate as a going concern, as we may be unable to generate the funds necessary to pay our obligations in the ordinary course of business. Failure to complete the Destron Fearing Transaction may substantially limit our ability to remain in business, and we may be forced to enter into a sale of the company and/or our subsidiaries in subsequent transactions at distressed prices.

Government and Regulatory Approvals

Neither we nor Allflex is aware of any regulatory approvals required to be obtained, or waiting periods to expire, to complete the Destron Fearing Transaction.  If the parties discover that approvals or waiting periods are necessary, then they will seek to obtain or comply with them.

Appraisal Rights

Under Delaware law, our stockholders are not entitled to appraisal rights for their shares in connection with the Destron Fearing Transaction.

Closing is Not Conditioned on Financing

Allflex has represented that it has sufficient funds to purchase the shares of Destron Fearing and to close the Destron Fearing Transaction.  Therefore, the Stock Purchase Agreement does not contain a financing closing condition.

Accounting Treatment

Upon closing of the Destron Fearing Transaction, we will remove the Destron Fearing assets and liabilities from our consolidated balance sheet and record a gain on the sale of Destron Fearing equal to the difference between the book value of our ownership interest in Destron Fearing and the purchase price received.  For an eighteen-month period following the closing, $2.5 million of the purchase price will be held in escrow to fund indemnification obligations under the Stock Purchase Agreement, if any.  Any gain related to the $2.5 million will be deferred until the escrow is settled.  See “Unaudited Pro Forma Condensed Consolidated Financial Statements” for an estimated calculation and description of the accounting gain.

Certain Federal Tax Income Consequences

The following is a general discussion of the anticipated material federal income tax consequences of the Destron Fearing Transaction and the intended special cash dividend to stockholders.  This discussion is a summary for general information only.

This discussion is based on the U.S. Internal Revenue Code of 1986, as amended, or the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as in effect on the date hereof, all of which may be changed, perhaps retroactively, so as to result in U.S. federal income tax consequences different from those described below.  This summary does not address all aspects of U.S. federal income taxes and does not deal with foreign, state, local or other tax considerations that may be relevant to holders of Digital Angel common stock in light of their particular circumstances.  In addition, it does not address U.S. federal income tax consequences applicable to persons that are subject to special treatment under the U.S. federal income tax laws (including U.S. expatriates, “controlled foreign corporations,” “passive foreign investment companies,” corporations that accumulate earnings to avoid U.S. federal income tax or investors in pass-through entities).  Furthermore, this summary deals only with holders of shares of Digital Angel common stock that hold such shares as capital assets.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of Digital Angel common stock that is, for U.S. federal income tax purposes, an individual citizen or resident of the U.S., a U.S. corporation, a trust if the trust (i) is subject to the primary supervision of a U.S. court and one or more U.S. persons are able to control all substantial decisions of the trust or (ii) has elected to be treated as a U.S. person, or an estate the income of which is subject to U.S. federal income tax regardless of its source.  A “non-U.S. Holder” is any holder of Digital Angel common stock other than a U.S. Holder.

Consequences to Digital Angel of the Destron Fearing Transaction

The Destron Fearing Transaction will be a taxable transaction for us in the U.S. We expect to realize a gain with respect to our Destron Fearing stock equal, in general, to the difference between the proceeds received by us on such sale and our tax basis in the stock sold.  For purposes of calculating the amount of our tax gain on the sale of our Destron Fearing stock, the proceeds received by us will include the cash and any other consideration we receive for our Destron Fearing stock.  It is anticipated that we will have sufficient losses (including net operating loss carryforwards) to offset the gain expected to be realized from the Destron Fearing Transaction for federal income tax purposes.  It is anticipated that the Destron Fearing Transaction will not generate a significant federal alternative minimum tax liability.  However, there can be no assurance that the Internal Revenue Service or relevant state tax authorities will ultimately assent to our tax treatment of the Destron Fearing Transaction or the net operating losses.  If the Internal Revenue Service or any relevant state tax authority recharacterizes the tax treatment of the Destron Fearing Transaction or the net operating losses, there may be adverse tax consequences to us and our stockholders.

We may be subject to state income taxes to the extent that gains exceed losses for state tax law purposes; however, we estimate that such taxes will not be significant.  We expect that the Destron Fearing Transaction (without regard to the intended initial, special cash dividend) will result in no federal income tax consequences to our stockholders.

Consequences to Digital Angel and Stockholders of the Initial, Special Cash Dividend

The following is a discussion of certain U.S. federal income tax consequences to us and to our stockholders in connection with the intended initial, special cash dividend to our stockholders from proceeds of the Destron Fearing Transaction.

U.S. federal income tax treatment of the initial, special cash dividend. Payment of the initial, special cash dividend will not be a taxable event to us.  A initial, special cash dividend will be treated as a taxable dividend to the extent of our current or accumulated earnings and profits (computed using U.S. federal income tax principles), with any amount in excess of a holder’s share of such current or accumulated earnings and profits  distributed to the holder treated as a nontaxable return of capital to the extent of the holder’s adjusted tax basis in the holder’s Digital Angel common stock and, thereafter, as capital gain.  Because our current earnings and profits must take into account the results of operations for the entire year in which the initial, special cash dividend is made, we will not be able to determine the portion of the initial, special cash dividend that will be treated as a dividend until after the close of the taxable year in which the initial, special cash dividend is made.  If the portion of a U.S. Holder’s initial, special cash dividend that is treated as a dividend equals or exceeds 10% of the U.S. Holder’s tax basis in the U.S. Holder’s shares of Digital Angel’s common stock, the dividend may be treated as an “extraordinary dividend.” See below for a description of the U.S. federal income tax consequences of receiving an extraordinary dividend.

U.S. federal income tax consequences to U.S. Holders. Current U.S. federal income tax law applies long-term capital gains tax rates (currently a maximum 15% rate) to the dividend income of an individual U.S. Holder with respect to dividends paid by a domestic corporation if certain minimum holding period requirements are met.  Dividends paid to a U.S. Holder that is a corporation will generally be eligible for a dividends received deduction.  As noted above, the portion of the initial, special cash dividend received by a U.S. Holder that exceeds the holder’s share of our earnings and profits and also exceeds the holder’s tax basis in the holder’s shares of Digital Angel common stock will be treated as received pursuant to a taxable sale or exchange of the holder’s shares of Digital Angel common stock and the holder will recognize gain in an amount equal to such excess.  Any gain will be capital gain and will be long-term capital gain if the U.S. Holder has held the holder’s shares of Digital Angel common stock for more than one year when the dividend is received.

Tax treatment of extraordinary dividends. As noted above, the portion of the initial, special cash dividend that is a dividend for U.S. federal income tax purposes may be treated as an extraordinary dividend.  If a dividend received by an individual U.S. Holder is subject to U.S. federal income tax at the capital gains rates noted above, and the dividend is an extraordinary dividend with respect to that holder, the holder will be required to treat any loss on a sale of the holder’s shares of Digital Angel common stock as long-term capital loss to the extent of the extraordinary dividend.  With regard to corporate holders claiming a dividends-received deduction, the dividend may be an extraordinary dividend if the corporate holder has not held its shares of our common stock for more than 2 years prior to the “dividend announcement date” as determined by the tax law.  For this purpose, the “dividend announcement date” is the earliest date on which we declare, announce, or agree to the amount or payment of such dividend.  If the dividend is treated as an extraordinary dividend for a U.S. Holder that is a corporation, the corporate holder will be required to reduce its tax basis and may be required to recognize current gain in respect of the shares of Digital Angel common stock that entitled the holder to the dividend.  U.S. Holders should consult their own tax advisors regarding the application of the extraordinary dividend rules.

U.S. federal income tax consequences to non-U.S. Holders. Dividends paid to a non-U.S. Holder of Digital Angel common stock generally will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.  However, dividends that are effectively connected with the conduct of a trade or business by the non-U.S. Holder within the U.S. are not subject to the withholding tax, provided certain certification and disclosure requirements are satisfied.  Instead, such dividends are subject to U.S. federal income tax on a net income basis in the same manner as if the non-U.S. Holder were a U.S. person as defined under the Code, unless an applicable income tax treaty provides otherwise.  Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

A non-U.S. Holder of Digital Angel common stock who wishes to claim the benefit of an applicable treaty rate for dividends will be required to (a) complete Internal Revenue Service Form W-8BEN (or other applicable form) and certify under penalty of perjury that such holder is not a U.S. person as defined under the Code and is eligible for treaty benefits or (b) if the holder’s shares of Digital Angel common stock are held through certain foreign intermediaries, satisfy the relevant certification requirements of applicable U.S. Treasury regulations.  Special certification and other requirements apply to certain non-U.S. Holders that are pass-through entities rather than corporations or individuals.

As noted above, for non-U.S. Holders, the portion of the initial, special cash dividend received by a non-U.S. Holder that exceeds the holder’s share of our earnings and profits and also exceeds the holder’s tax basis in their shares of Digital Angel common stock will be treated as received pursuant to a taxable sale or exchange of their shares of Digital Angel common stock, and the holder will recognize gain in an amount equal to such excess.  Any gain realized on such a disposition of Digital Angel common stock generally will not be subject to U.S. federal income tax unless:

•
the gain is effectively connected with a trade or business of the non-U.S. Holder in the U.S. (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment of the non-U.S. Holder);

•	the non-U.S. Holder is an individual who is present in the U.S. for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•
we are or have been a “U.S. real property holding corporation” for U.S. federal income tax purposes (which we believe that we are not and have not been) and the non-U.S. Holder owns (or has owned) more than 5% of the outstanding shares of our stock at anytime during the five-year period ending on the distribution date.

An individual non-U.S. Holder described in the first bullet point immediately above will be subject to tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates in the same manner as if the non-U.S. Holder were a U.S. person as defined under the Code.  If a non-U.S. Holder that is a foreign corporation falls under the first bullet point immediately above, it will be subject to tax on its net gain in the same manner as if it were a U.S. person as defined under the Code and, in addition, may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty.  An individual non-U.S. Holder described in the second bullet point immediately above will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by U.S.-source capital losses, even though the individual is not considered a resident of the U.S.  Any non-U.S. Holder described in the third bullet point immediately above, in general, will be subject to tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates in the same manner as if the non-U.S. Holder were a U.S. person, as defined under the Code.

Information reporting and backup withholding. Information reporting to the U.S. Internal Revenue Service generally will be required with respect to a payment of cash to U.S. Holders, other than corporations and other exempt recipients.  A 28% “backup” withholding tax may apply to those payments if such a holder fails to provide a taxpayer identification number to the paying agent and to certify that no loss of exemption from backup withholding has occurred.  Non-U.S. Holders may be required to comply with applicable certification procedures to establish that they are not U.S. Holders in order to avoid the application of such information reporting requirements and backup withholding.  The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the holder’s U.S. federal income tax liability, if any, provided the required information is furnished to the U.S. Internal Revenue Service.

Financial Advisor

Our board of directors selected AgriCapital as its financial advisor to evaluate strategic alternatives which began formally beginning in October 2010. This selection was made because AgriCapital is a recognized investment banking firm that has substantial experience in transactions similar to the Destron Fearing Transaction and with transactions for companies that operate in Destron Fearing’s industry, and prior familiarity with us and our business.  Pursuant to a letter agreement dated October 4, 2010, we engaged AgriCapital to act as our financial advisor and exclusive investment banker and to assist us in evaluating our strategic alternatives.  Under the terms of the letter agreement, AgriCapital agreed to; (i) evaluate our current financial condition, projections and prospects, (ii) evaluate designated strategic alternatives, including outlining a process to assess the value of strategic alternatives and, upon board direction, purse selected alternatives, (iii) prepare descriptive materials for prospective candidates and contact candidates, (iv) gather indications of value and assist the board in evaluating indications of value, and (v) to render a fairness opinion to our board of directors, if requested, among other services. Our board determined that under the circumstances and based on the proposals presented to it by AgriCapital for the sale of Destron Fearing, that a fairness opinion from AgriCapital for the Destron Fearing Transaction was not required.

In connection with the Stock Purchase Agreement, and upon closing of the transaction, AgriCapital will be entitled to receive a fee in the amount of $625,000 for its services.  The fee is equal to 2.5% of the consideration to be paid to us for the sale of the Destron Fearing business.  We also agreed to reimburse AgriCapital for reasonable out-of-pocket expenses.  In addition, we have agreed to indemnify AgriCapital for, and exculpate AgriCapital from, certain liabilities arising out of AgriCapital’s engagement.  AgriCapital and its affiliates have in the past provided investment banking services to us, for which AgriCapital and its affiliates received compensation.  AgriCapital is a full service securities firm engaged in securities trading and brokerage activities, as well as providing investment banking and other financial services.  In the ordinary course of business, AgriCapital and its affiliates may acquire, hold or sell our securities.

Interests of Certain Persons in the Destron Fearing Transaction

Certain persons have interests in the Destron Fearing Transaction. These interests may be different from, or in conflict with, your interest as our stockholder.  The members of our board of directors were aware of these additional potential interests, and considered them when they approved the Destron Fearing Transaction and the Stock Purchase Agreement.

Named Executive Officers and Directors

Our Chief Executive Officer, Joseph J. Grillo, entered into an employment agreement with us effective January 1, 2008, referred to as the Grillo Employment Agreement.  The Grillo Employment Agreement provides, among other things, that if Mr. Grillo terminates his employment within six months of a change in control Mr. Grillo will receive a payment equal to the sum of one and a half times his base salary plus one and a half times his target bonus.

A change of control is defined in the Grillo Employment Agreement as any bona fide, third-party change of control resulting from:

(a)
any person or entity (or persons or entities acting as a group) other than one of its affiliates acquiring our stock that, together with stock then held by such person, entity or group, results in such person, entity or group holding more than fifty percent (50%) of the total combined voting power of all classes of our then issued and outstanding securities; or

(b)	the sale of all or substantially all of our properties and assets to any person or entity which is not a subsidiary, parent or affiliate of ours.

Consummation of the Destron Fearing Transaction will trigger the change of control provisions in the Grillo Employment Agreement, as the transaction will represents a sale of substantially all of our assets.  The payment due if Mr. Grillo if he terminates his employment within six months of the change of control would be approximately $1,012,500.

Conditioned on the closing of the Destron Fearing Transaction, we have agreed to amend the Grillo Employment Agreement to provide, among other things, that bonuses granted to Mr. Grillo in 2008 through 2010 but unpaid will be paid in cash in a lump sum upon a change of control and that the change of control payment will be paid in cash, may be paid in a lump sum upon certain conditions, and if paid in a lump sum, at a value discounted by 4%.  Due to the requirement that Mr. Grillo enter into an agreement to not compete with Allflex for three years and to secure post-closing services from Mr. Grillo, this amendment also requires us to make an additional payment of one year base salary, or $337,500.  The additional payment is payable on the earlier of the second anniversary of the closing date of the Destron Fearing Transaction or our winding down if, and only if, Mr. Grillo has not found employment by that time. In addition, if Mr. Grillo secures alternative employment during the third year after the closing of the Destron Fearing Transaction, he will be obligated to repay the amount earned during such third year up to the amount of the additional payment he received from us.

Under the terms of the Transition Stock Option Plan, options granted under the plan will vest automatically upon the closing of the Destron Fearing Transaction.  Outstanding options issued under this plan may purchase up to 31,130 shares with an exercise price of $0.97 per share.  This includes options to purchase up to 9,642 shares previously granted to Jason Prescott, our Chief Financial Officer.  Since the exercise price of these options is in excess of our current stock price, no compensation expense will occur as a result of the accelerated vesting.

Other than as described above, no other named executive officer or director is eligible to receive compensation from either us or Allflex as a result of the change of control that results from consummation of the Destron Fearing Transaction, although Mr. Prescott is expected to remain an employ of Destron Fearing following the closing.  The table below reflects any and all compensation payable by us to our named executive officers in connection with the Destron Fearing Transaction.

Golden Parachute Compensation

Name and Principal Position	Cash		Equity	Pension/ NQDC	Perquisites/ Benefits	Tax Reimbursement	Other	Total

Joseph J. Grillo Chief Executive Officer and President	$1,350,500	(1)	$—	$—	$—	$—	$—	$1,350,500

Jason G. Prescott(2) Chief Financial Officer	$—		$—	$—	$—	$—	$—	$—

Lorraine M. Breece(3) Former Chief Financial Officer	$—		$—	$—	$—	$—	$—	$—

Parke H. Hess Chief Operating Officer	$—		$—	$—	$—	$—	$—	$—

(1)
Amount consists of: (a) the change of control payment that would be due to Mr. Grillo, under the terms of the Grillo Employment Agreement, if Mr. Grillo were to terminate his employment with us within six months of the closing of the Destron Fearing Transaction and (b) the additional one year base salary payment in consideration of Mr. Grillo entering into the non-compete agreement with Allflex under the terms of the amendment to his employment agreement. The additional one year base salary will be due if, and only if, Mr. Grillo has not found employment by the second year anniversary date of the closing of the Destron Fearing Transaction.

(2)
Mr. Prescott holds options to acquire 9,642 shares of our common stock, which will vest automatically, pursuant to the terms of the stock option plan under which such options were granted, upon the closing of the Destron Fearing Transaction.  The exercise price of these options exceeds the current price of our common stock.  As a result, Mr. Prescott will not receive any compensation as a result of the accelerated vesting.

(3)	Ms. Breece’s employment with the Company was terminated on June 30, 2010.

Debenture Holders

Previously, we sold $2.0 million of senior secured debentures to certain investors.  The consummation of the Destron Fearing Transaction will trigger the mandatory redemption provisions under the debentures, and we will be required to prepay the debentures for an amount equal to 125% of the outstanding balance.  We estimate that we will be obligated to pay the debenture holders $2.5 million, plus accrued interest as a result of these provisions, $0.5 million of which will be treated as additional interest expense.

Warrant Holders

In connection with previous financing transactions, we issued warrants to acquire shares of our common stock to investors.  Under the terms of the warrants, the holders have the right to require us to redeem their outstanding warrants for cash if the Destron Fearing Transaction is consummated.

Iroquois/Alpha Warrants – On February 9, 2010, we issued certain warrants to purchase 1.5 million shares of our common stock to two investors.  If the holders’ request within fifteen days after the closing of the Destron Fearing Transaction, we will be required to purchase the warrants for an amount equal to the value of the unexercised portion of the warrants outstanding at the time of the consummation of the transaction based on the Black Scholes Option Pricing Model obtained from the “OV” function on Bloomberg, L.P. and using a minimum volatility factor as prescribed in the warrant agreements (the Black Scholes Value”).  If the holders do not exercise this repurchase option within fifteen days, we have the option to repurchase the unexercised portion of the warrants for the same amount within ten days after the expiration of the fifteen day period.  We expect to pay the holders a total of approximately $0.4 million for the redemption of the warrants as a result of the Destron Fearing Transaction.

Series A and B Warrants –  On February 24, 2011, in connection with the sale of the debentures described above, we issued warrants to purchase an aggregate of 8.0 million shares of our common stock, referred to as the Series A and B Warrants, to a group of investors.  If the holders request within thirty days after the closing of the Destron Fearing Transaction, we will be required to purchase the outstanding portion of the Series A and B warrants for an amount of cash equal to the value of the unexercised portion of the warrants outstanding based on the Black Scholes valuation model, subject to a maximum amount.  The maximum amount payable during the first twelve months is (i) $0.5 million if the Destron Fearing Transaction is consummated at any time before to August 24, 2011 or (ii) $1.0 million if the transaction is consummated subsequent to August 24, 2011 but prior to February 24, 2012.  We expect to pay the investors a total of $0.5 million for the redemption of the warrants as a result of the Destron Fearing Transaction.

Terms of the Stock Purchase Agreement

The following is a summary of the material provisions of the Stock Purchase Agreement and is qualified in its entirety by reference to the complete text of the Stock Purchase Agreement, a copy of which is attached to this proxy statement as Annex A.

General; Purchase Price

On May 6, 2011, we entered into the Stock Purchase Agreement with Allflex, pursuant to which we will, subject to certain terms and conditions, including approval by our stockholders at the special meeting, sell all of our shares of Destron Fearing.  As consideration for the Destron Fearing Transaction, Allflex will pay us an aggregate cash purchase price of $25.0 million, less any assumed debt and as such price may be adjusted for variations between our actual net working capital on the closing date and the amount of net working capital estimated on the closing date.  The purchase price may be adjusted if the net working capital at closing is less than $1.0 million, whereby we would be required to pay any shortfall.  However, if the net working capital at closing exceeds $4.0 million, then Allflex shall pay us any amount greater than $4.0 million.  Within 60 calendar days following the closing of the Destron Fearing Transaction, Allflex will deliver to us a consolidated balance sheet of Destron Fearing reflecting the closing date net working capital and we will have 120 days to notify Allflex if we have any dispute with respect to the calculation.  We expect that up to $0.8 million may be required to be paid by us to Allflex as a result of these adjustments.

On closing, Allflex will deposit $2.5 million of the aggregate cash purchase price into an escrow account to help assure collection for any claims made by Allflex under the indemnification provisions of the Stock Purchase Agreement. Subject to amounts released to Allflex in satisfaction of any such claims, the escrowed funds will be released to us 18 months after the date of closing. In addition, on closing Allflex will deposit $1.2 million of the aggregate cash purchase price into a separate escrow account to cover payments, if any, due to Allflex as a result of post-closing working capital adjustments.  Both escrow accounts will be governed by the terms of an escrow agreement to be entered into on the closing date by and among Digital Angel, Allflex and an escrow agent.

Representations and Warranties

The Stock Purchase Agreement contains certain representations and warranties by Digital Angel relating to, among other things:

•	the organization of Digital Angel, Destron Fearing and Destron Fearing’s subsidiaries;

•	the authority of Digital Angel to execute and enter into the Stock Purchase Agreement, subject to stockholder approval;

•	Digital Angel’s valid and binding obligation in connection with the Stock Purchase Agreement;

•	the lack of conflict with any of Digital Angel’s or Destron Fearing’s organizational documents;

•	our title to, and ownership of, the shares of Destron Fearing;

•	Destron Fearing’s capitalization;

•	Destron Fearing’s ownership interest in business entities;

•	Digital Angel’s and Destron Fearing’s financial statements;

•	the absence of certain changes that may result in a material adverse effect on Destron Fearing or Destron Fearing’s business or results of operations;

•	Destron Fearing’s valid title, lease and license to use the assets, properties and rights required for its business and the condition of its physical assets;

•	compliance with the terms of leases to real property;

•	certain material contracts to which Destron Fearing is a party or otherwise bound;

•	Digital Angel’s compliance with the requirements of the SEC regarding filing and accuracy of reports and registration statements;

•	Destron Fearing’s ethical practices in its relationship with governmental entities;

•	insurance coverage of Destron Fearing and Destron Fearing’s business;

•	the absence of litigation and other proceedings by, against or relating to Destron Fearing or Destron Fearing’s business, or the Stock Purchase Agreement and the transaction contemplated thereunder;

•	Destron Fearing’s compliance with laws, including environmental laws;

•
employee benefit plans sponsored, maintained or contributed to by Destron Fearing or Destron Fearing’s affiliates, or to which either Destron Fearing or one of Destron Fearing’s affiliates has a liability;

•	Destron Fearing’s and Destron Fearing’s predecessors’ taxes, including the accuracy and timely filing of returns and timely payment;

•	Destron Fearing’s intellectual property, including ownership interests, rights, and lack of unauthorized uses;

•	Destron Fearing’s employees, consultants and related labor matters;

•
affiliate transactions and payment obligations involving Digital Angel, Destron Fearing, any affiliate of Destron Fearing or Digital Angel, or any director or officer of Destron Fearing or Digital Angel with Destron Fearing or Digital Angel;

•	the accuracy of this proxy statement, and the inclusion of all material facts necessary to make this proxy statement not misleading;

•	the validity of Destron Fearing’s accounts receivable;

•	the usability and salability of Destron Fearing’s inventory;

•
Destron Fearing’s largest customers and suppliers and whether Destron Fearing has been notified of any (1) issue that may have a material adverse effect on Destron Fearing or (2) supplier’s or customer’s intent or threat to terminate or adversely alter the terms of its business with us or Destron Fearing;

•	Destron Fearing’s compliance with express and implied manufacturer warranties made in connection with the products it provides;

•	Destron Fearing’s information technology;

•
other than AgriCapital, the absence of any party entitled to broker’s or finder’s fees or other commissions in connection with the Destron Fearing Transaction (other than parties engaged by Allflex); and

•
Digital Angel’s actions in transferring liabilities and obtaining releases, if necessary, with respect to any and all liabilities other than liabilities incurred solely due to the operation of Destron Fearing’s business.

The Stock Purchase Agreement contains certain representations and warranties by Allflex relating to:

•	Allflex’s organization;

•	the authority of Allflex to execute and enter into the Stock Purchase Agreement;

•	the lack of conflict with any of Allflex’s organizational documents;

•	agreements or rules and obtaining the requisite consents and approvals;

•
the absence of litigation and other proceedings pending or threatened against Allflex, or any of Allflex’s affiliates, relating to Digital Angel, Destron Fearing, the Stock Purchase Agreement or any related document or the transactions contemplated therein;

•	the absence of any party entitled to broker’s or finder’s fees or other commissions in connection with the Destron Fearing Transaction;

•	Allflex’s possession of sufficient funds to consummate the transactions contemplated by the Stock Purchase Agreement;

•	Allflex’s status as an “accredited investor” and its experience and ability to make an informed decision regarding the purchase of the shares of Destron Fearing’s capital stock; and

•
Allflex’s acknowledgement that Digital Angel makes only the representations and warranties set forth in the Stock Purchase Agreement and certain ancillary agreements and certificates to the Stock Purchase Agreement.

Covenants

The Stock Purchase Agreement contains customary covenants from each of the parties, including agreements by us (1) to cause Destron Fearing to refrain from certain actions between the time of signing the Stock Purchase Agreement and the closing of the Destron Fearing Transaction, and (2) to obtain the requisite approval of our stockholders.

The covenants also include agreements by us, among other things:

•
from May 6, 2011 until the closing of the Destron Fearing Transaction, to conduct our operations in the ordinary course of business consistent with past practice and refrain from certain actions specified in the Stock Purchase Agreement;

•
Within 10 calendar days after May 6, 2011, to prepare and file this proxy statement with the SEC and to establish a record date for, duly call, give notice of, convene and hold a special meeting of our stockholders for the purpose of obtaining stockholder approval of the Destron Fearing Transaction;

•
to cease discussions or negotiations with any person or entity with respect to any proposal or offer relating to the acquisition of our assets or shares of the assets or shares of Destron Fearing, a tender offer or exchange offer, or a merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution, or similar transaction involving us or Destron Fearing;

•
to use commercially reasonable efforts to take, or cause to be taken, all actions and things proper or advisable to consummate the closing of the Destron Fearing Transaction as promptly as possible; and

•
prior to the closing of the Destron Fearing Transaction, to allow Allflex reasonable access during regular business hours to all books, records, personnel, officers and other facilities and properties of the business.

Non-Competition Provisions

Pursuant to certain non-competition and non-solicitation provisions contained in the Stock Purchase Agreement, for a period of three years after the closing date of the Destron Fearing Transaction, we may not:

•
Engage in the business, or own any person that engages in the business, directly or indirectly, of developing, manufacturing or selling of radio frequency identification, or RFID, and visual identification tags, readers and related software for animals;

•	Provide services related to the restricted business to any competitor;

•	Become associated with any competitor;

•	Solicit, divert or take away any business related to the restricted business from a person who was during the last two years a customer or supplier of Destron Fearing; or

•	attempt to hire any person who served as an officer, employee, consultant or advisor of Destron Fearing during the last year and received compensation in excess of $50,000.

In addition, Joseph Grillo, our Chief Executive Officer, has entered into a non-competition agreement with Allflex effective upon the date of closing of the Destron Fearing Transaction, which, among other things, will restrict his ability to engage in any business that competes with Destron Fearing’s business for three years from the date of closing.

Termination

The Stock Purchase Agreement can be terminated prior to closing of the Destron Fearing Transaction by the mutual written consent of the parties, or;

A. by either party, upon prior written notice to the other party, if:

•
the closing of the Destron Fearing Transaction has not occurred on or before August 4, 2011, or the Walk Away Date (which may, at Allflex’s request, be extended for thirty days if Allflex has concerns regarding certain regulatory restrictions related to the Destron Fearing Transaction) so long as the failure to close does not primarily result from the terminating party’s failure to perform any of its obligations under the Stock Purchase Agreement;

•	any law or order that prohibits or makes illegal the closing of the Destron Fearing Transaction is in effect and has become final and non-appealable; or

•	our stockholders do not approve the Stock Purchase Agreement at the special meeting;

B. by Allflex upon prior written notice to us, if:

•
we materially breach or fail to perform in all material respects our representations, warranties, covenants or agreements under the Stock Purchase Agreement such that the closing conditions in favor of Allflex cannot be met, and we cannot cure or fail to cure such breach or failure to perform by the Walk Away Date, so long as Allflex is not in material breach of any of its covenants or agreements under the Stock Purchase Agreement;

•	our board of directors has adopted an adverse recommendation to stockholders on the Destron Fearing Transaction;

•
certain closing conditions in favor of Allflex (including the existence of certain regulatory restrictions) or both parties become incapable of satisfaction before the Walk Away Date, so long as a breach by Allflex is not the cause; or

•	a material adverse effect on Destron Fearing or Destron Fearing’s business has occurred.

C. by us, upon prior written notice to Allflex, if:

•
Allflex materially breaches or fails to perform in all material respects its representations, warranties, covenants or agreements under the Stock Purchase Agreement such that the closing conditions in our favor cannot be met, and Allflex cannot cure or fails to cure such breach or failure to perform by the Walk Away Date, so long as we are not in material breach of any of our covenants or agreements under the Stock Purchase Agreement;

•
in compliance with the non-solicitation requirements of the Stock Purchase Agreement, we enter into a definitive written agreement regarding a superior acquisition proposal, provided we may not so terminate until waiting at least five business days since the board provided notice of such superior acquisition proposal to Allflex;

•	certain closing conditions in our favor or in favor of both parties become incapable of satisfaction before the Walk Away Date, so long as a breach by us is not the cause; or

•	certain regulatory restrictions affirmatively enjoining or prohibiting the closing of the Destron Fearing Transaction have been imposed.

Termination Fee and Expenses

We have agreed to pay Allflex a termination fee of:

•
$0.5 million if Allflex terminates the Stock Purchase Agreement as described above due to either: (1) our material breach or failure to perform in all material respects any of our representations, warranties, covenants or agreements, (2) our board’s adoption of an adverse recommendation to stockholders on the Destron Fearing Transaction, or (3) the occurrence of a material adverse effect on Destron Fearing or Destron Fearing’s business; or

•	$1 million if we terminate the Stock Purchase Agreement due to our entering into a definitive written agreement regarding a superior proposal.

Allflex has agreed to pay us a termination fee of $750,000 if:

•	we terminate the Stock Purchase Agreement due to Allflex’s material breach or failure to perform in all material respects any of its representations, warranties, covenants or agreements;

•	we terminate the Stock Purchase Agreement because regulatory restrictions affirmatively enjoining or prohibiting the closing of the Destron Fearing Transaction have been imposed; or

•
after the Walk Away Date, either party terminates the Stock Purchase Agreement due to certain regulatory restrictions so long as the failure to close does not primarily result from the terminating party’s failure to perform any of its obligations under the Stock Purchase Agreement; provided Allflex shall be obligated to pay a termination fee in such circumstances only if (i) the Walk Away Date has occurred (and we have extended the Walk Away Date by 30 days), (ii) the approval of our stockholders has been received, and (iii) we are not in material breach of any of our covenants or agreements contained in  the Stock Purchase Agreement.

We and Allflex have agreed that each party will pay their own costs and expenses incurred in connection with the Stock Purchase Agreement, except where, under the Stock Purchase Agreement, we and Allflex have agreed otherwise.

Superior Proposals

Generally, we may not solicit or encourage other acquisition proposals, withdraw the board’s recommendation for the approval of the Destron Fearing Transaction or approve another acquisition proposal.

However, prior to our stockholders approving the Destron Fearing Transaction, if our board of directors receives an unsolicited written acquisition proposal, and the board determines, after consultation with outside counsel and in good faith, that such proposal is reasonably likely to lead to a superior proposal and that it is reasonably necessary to take such action to comply with the board’s fiduciary duties to our stockholders, then we, after giving Allflex prompt written notice of such determination, may furnish information about us and Destron Fearing under a confidentiality agreement and participate in negotiations regarding such superior proposal.

In connection with such superior proposal, our board of directors may withdraw or modify its board recommendation to approve the Destron Fearing Transaction if our board of directors determines, after receiving the advice of its outside counsel and in good faith that it is reasonably necessary to do so to comply with the board’s fiduciary duties to our stockholders.

In addition, our board of directors may enter into a definitive written acquisition agreement with respect to such superior proposal if our board of directors determines, after receiving the advice of its outside counsel and in good faith, and after five days pass following the date on which we provide written notice to Allflex of our desire to terminate the Stock Purchase Agreement, that it is reasonably necessary to do so to comply with the board’s fiduciary duties to our stockholders and, concurrently with entering into such agreement, terminates the Stock Purchase Agreement.  If we terminate the Stock Purchase Agreement under such circumstances, we would be required to pay a $1.0 million termination fee to Allflex concurrently with such termination.  If we enter into an acquisition agreement or make an adverse board recommendation for the Destron Fearing Transaction, we are required to give Allflex written notice of such acquisition proposal or adverse board recommendation.

Otherwise, our board of directors may not enter into, approve or authorize us or Destron Fearing to enter into any agreement for an acquisition proposal or make an adverse board recommendation change.  If we do make an adverse board recommendation change, either we or Allflex may terminate the Stock Purchase Agreement.

Conditions to Closing

The obligations of the parties to consummate the Destron Fearing Transaction are subject to certain customary closing conditions, including, among other things, that the Destron Fearing Transaction has been approved by our stockholders.  In addition, Allflex’s obligation to consummate the Destron Fearing Transaction is subject to, among other things:

•
one of our senior officers signing and delivering a certificate to the effect that our representations and warranties to Allflex contained in the Stock Purchase Agreement are true and correct in all material respects (provided that any materiality qualifications already included in such representations and warranties shall be read out for purposes of this certification) as of the closing date of the Destron Fearing Transaction as if made on the closing date (except that representations and warranties that refer specifically to an earlier date must be true and correct as of such earlier date), and that certain fundamental representations are true and correct (without giving effect to materiality qualifications already included in such representations and warranties) as of the closing date of the Destron Fearing Transaction as if made on the closing date (except that representations and warranties that refer specifically to an earlier date must be true and correct as of such earlier date);

•	our delivering to Allflex certain items, as set forth in the Stock Purchase Agreement, such as the certificates representing the shares of Destron Fearing;

•	there having occurred no material adverse effect on Destron Fearing or Destron Fearing’s business; and

•	Allflex having no concerns regarding certain regulatory restrictions related to the Destron Fearing Transaction.

Our obligation to consummate the Destron Fearing Transaction is subject to, among other things:

•
one of Allflex’s senior officers signing and delivering a certificate to the effect that Allflex’s representations and warranties to us contained in the Stock Purchase Agreement are true and correct in all material respects (provided that any materiality qualifications already included in such representations and warranties shall be read out for purposes of this certification) as of the closing date of the Destron Fearing Transaction as if made on the closing date (except that representations and warranties that refer specifically to an earlier date must be true and correct as of such earlier date), and that certain fundamental representations are true and correct (without giving effect to materiality qualifications already included in such representations and warranties) as of the closing date of the Destron Fearing Transaction as if made on the closing date (except that representations and warranties that refer specifically to an earlier date must be true and correct as of such earlier date); and

•	Allflex delivering certain items to us, as set forth in the Stock Purchase Agreement, such as the funds due upon closing of the Destron Fearing Transaction.

Indemnification

We have agreed to indemnify Allflex, Destron Fearing (post closing) and their respective affiliates, as well as the officers, directors, employees and agents of each of these companies, from and against any and all damages, losses, actions, proceedings, causes of action, obligations, liabilities, claims, encumbrances, penalties, demands, assessments, settlements, judgments, costs and expenses, including court costs and reasonable attorneys’ fees and disbursements and costs of litigation, but not including punitive, treble or exemplary damages (except to the extent such damages are awarded in connection with a third-party claim for which indemnification is available under the Stock Purchase Agreement), arising out of or relating to:

•	any breach or inaccuracy of any of our representations and warranties contained in the Stock Purchase Agreement;

•	any breach by us of our covenants or obligations contained in the Stock Purchase Agreement;

•	any and all liabilities (including any and all liabilities relating to the Signature business) other than liabilities incurred solely related to the operation of Destron Fearing’s business;

•
any claims (real or threatened) by security holders (actual or purported) of ours or any of our respective affiliates in connection with the transactions contemplated by the Stock Purchase Agreement and certain ancillary agreements;

•	any representation or warranty by us or any of our affiliates in any agreement, program or other form of communication to employees relating to retention, change-in-control or similar payments;

•	certain litigation and warranty matters; and

•	pre-closing taxes.

With the exception of specific indemnities (including, without limitation, those related to certain fundamental representations, our covenants and liabilities of Destron Fearing not related to its business) and claims of fraud, our obligation to indemnify Allflex is limited to claims made during the 18 months following closing of the Destron Fearing Transaction and by certain monetary limitations including an overall liability cap of $4 million and an aggregate deductible of $0.25 million (only $0.125 million of which is payable if the deductible amount is reached).

Allflex has agreed to indemnify us and our affiliates, as well as the officers, directors, employees and agents of each of these companies, from and against any and all damages, losses, actions, proceedings, causes of action, obligations, liabilities, claims, encumbrances, penalties, demands, assessments, settlements, judgments, costs and expenses, including court costs and reasonable attorneys’ fees and disbursements and costs of litigation, but not including punitive, treble or exemplary damages (except to the extent such damages are awarded in connection with a third-party claim for which indemnification is available under the Stock Purchase Agreement), arising out of or relating to:

•	any breach or inaccuracy of any of Allflex’s representations and warranties contained in the Stock Purchase Agreement; or

•	any breach by Allflex of its covenants or obligations contained in the Stock Purchase Agreement.

Ancillary Agreement to the Stock Purchase Agreement

Escrow Agreement

On the closing date of the Destron Fearing Transaction, Digital Angel, Allflex and an escrow agent will enter into the escrow agreement in substantially the same form as attached hereto as Annex B, under which and pursuant to the terms of the Stock Purchase Agreement:

(i)      $2.5 million of the proceeds will be placed into an escrow account to cover claims, if any, made by Allflex under the indemnification provisions of the Stock Purchase Agreement; and

(ii)     $1.2 million of the proceeds will be placed into a separate escrow account to cover a portion of the shortfall, if any, between the closing date net working capital, as defined in the Stock Purchase Agreement, and $1.0 million.

Transition Services Agreement

The Stock Purchase Agreement provides that, contemporaneously with the closing of the Destron Fearing Transaction, Destron Fearing and Digital Angel will enter into a transition services agreement whereby Destron Fearing will provide, among other things, customary transition support services to us for a period of 90 days after the closing in consideration of $10,000 per month.

Vote Required

In order to approve Proposal 1, to approve the Stock Purchase Agreement and the transactions contemplated by the Stock Purchase Agreement, the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting is required.  Abstentions and broker “non-votes” will have the same effect as votes against Proposal No. 1.

Unless a contrary choice is specified, proxies solicited by the board of directors will be voted FOR approval of the Stock Purchase Agreement and the transactions contemplated by the Stock Purchase Agreement.

Recommendation of Our Board of Directors

The board of directors has concluded that the Stock Purchase Agreement and transactions contemplated by the Stock Purchase Agreement, referred to as the Destron Fearing Transaction, are in the best interest of our stockholders.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE PROPOSAL TO APPROVE THE STOCK PURCHASE AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THE STOCK PURCHASE AGREEMENT

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The following unaudited pro forma condensed consolidated financial statements give effect to our sale of Destron Fearing and our proposed initial, special cash dividend.  The statements are derived from, and should be read in conjunction with, our historical financial statements and notes thereto, as presented in our Annual Report on Form 10-K for the year ended December 31, 2010 filed with the SEC on March 31, 2011, and as amended on Form 10-K/A filed on May 2, 2011, and our Quarterly Report on Form 10-Q for the three-months ended March 31, 2011 filed with the SEC on May 16, 2011, which are incorporated by reference into this proxy statement.

The unaudited pro forma condensed consolidated balance sheet as of March 31, 2011 assumes the Destron Fearing Transaction occurred on March 31, 2011.  The unaudited pro forma condensed consolidated statements of operations for the three-months ended March 31, 2011 and the year ended December 31, 2010 give effect to the Destron Fearing Transaction as if it had occurred at the beginning of the respective periods.

The unaudited pro forma financial information is presented for illustrative purposes and is not designed to represent, and does not represent, what the financial position or operating results would have been had the Destron Fearing Transaction been completed as of the dates assumed, nor is it intended to project our future financial position or results of operations. Note references below are to paragraphs of Note 3 to the Unaudited Pro Forma Condensed Consolidated Financial Statements.

Unaudited Pro Forma Condensed Consolidated Balance Sheet
At March 31, 2011
(dollars in thousands)

	Pro Forma Adjustments
	Historical	Pro Forma Sale of Destron Fearing (a)	Other		Pro Forma Without Destron Fearing	Pro Forma Adjustment		As Adjusted

ASSETS
Cash and cash equivalents	$1,535	$16,510	$(5,449	)(b)	$12,596	$(5,980	)(e)	$6,616
Accounts receivable, net	5,653	(4,536)	—		1,117	—		1,117
Inventories	9,028	(3,205)	—		5,823	—		5,823
Other current assets	1,710	(221)	(230	)(b)	1,259	—		1,259
Total current assets	17,926	8,548	(5,679)		20,795	(5,980)		14,815
Property and equipment, net	5,014	(4,062)	—		952	—		952
Goodwill and other intangible assets, net	12,632	(12,632)	—		—	—		—
Funds held in escrow	—	2,500	—		2,500	—		2,500
Other assets, net	504	(77)	—		427	—		427
TOTAL ASSETS	$36,076	$(5,723)	(5,679)		$24,674	$(5,980)		$18,694

LIABILITIES
Current liabilities:
Note payable and current maturities of long-term debt	$3,460	$(3,296)	$(73	) (b)	$91			$91
Accounts payable	7,702	(5,454)	—		2,248	—		2,248
Advances from factors	422	(335)	—		107			107
Deferred gain on sale	435	—	—		435	—		435
Accrued expenses and other liabilities	7,725	(2,000)	—		5,725	—		5,725
Total current liabilities	19,764	(11,085)	(73)		8,606	—		8,606
Long-term debt and notes payable	2,796	(1,867)	(929	) (b)	—	—		—
Deferred gain on sale	—	2,500	—		2,500	—		2,500
Warrant liabilities	2,110	—	(2,110	)(b)	—	—		—
Other liabilities	244	—	338	(b)	582	—		582
TOTAL LIABILITIES	24,914	(10,452)	(2,774)		11,688	—		11,688
Stockholders’ equity	11,162	4,729	(2,905	)(b)(d)	12,986	(5,980	)(e)	7,006
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$36,076	$(5,723)	$(5,679)		$24,674	$(5,980)		$18,694

See Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

Unaudited Pro Forma Condensed Consolidated Statement Of Operations
Three-Months Ended March 31, 2011
(dollars in thousands, except per share data)

	Historical	Elimination of Destron Fearing (c)	Pro Forma Without Destron Fearing	Pro Forma Adjustments (d)	As Adjusted

Revenue	$9,823	$(7,482)	$2,341	$—	$2,341
Cost of sales	5,964	(4,971)	993	—	993
Gross profit	3,859	(2,511)	1,348	—	1,348
Operating expenses	4,726	(2,275)	1,451	—	1,451
Operating loss	(867)	(236)	(1,103)	—	(1,103)
Interest and other income (expense)	757	(44)	713	—	713
Interest expense	(1,713)	171	(1,542)	—	(1,542)
Total other expenses	(956)	127	(829)	—	(829)
Loss from continuing operations before income tax benefit	(1,823)	(109)	(1,932)	—	(1,932)
Provision for income taxes	(18)	18	—	—	—
Loss from continuing operations	(1,841)	(91)	(1,932)	—	(1,932)
Loss attributable to non-controlling interest, continuing operations	6	—	6	—	6
Loss from continuing operations, net of non-controlling interest	$(1,835)	$(91)	$(1,926)	$—	$(1,926)
Net loss per common share from continuing operations attributable to Digital Angel — basic and diluted	$(0.06)		$(0.06)		$(0.06)
Weighted average number of shares outstanding — basic and diluted	29,651		29,651		29,651

See Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

Unaudited Pro Forma Condensed Consolidated Statement Of Operations
Year Ended December 31, 2010
(dollars in thousands, except per share data)

	Historical	Elimination of Destron Fearing (c)	Pro Forma Without Destron Fearing	Pro Forma Adjustments (d)	As Adjusted

Revenue	$37,720	$(30,830)	$6,890	$—	$6,890
Cost of sales	24,570	(20,336)	4,234	—	4,234
Gross profit	13,150	(10,494)	2,656	—	2,656
Operating expenses	20,023	(9,079)	10,944	—	10,944
Operating loss	(6,873)	(1,415)	(8,288)	—	(8,288)
Interest and other income (expense)	(189)	(81)	(270)	—	(270)
Interest expense	(1,185)	1,003	(182)	—	(182)
Total other expenses	(1,374)	923	(452)	—	(452)
Loss from continuing operations before income tax benefit	(8,247)	(493)	(8,740)	—	(8,740)
Benefit from income taxes	967	20	987	—	987
Loss from continuing operations	(7,280)	(473)	(7,753)	—	(7,753)
Loss attributable to non-controlling interest, continuing operations	45		45	—	45
Loss from continuing operations, net of non-controlling interest	$(7,235)	$(473)	$(7,708)	$—	$(7,708)
Net loss per common share from continuing operations attributable to Digital Angel — basic and diluted	$(0.26)		$(0.28)		$(0.28)
Weighted average number of shares outstanding — basic and diluted	27,794		27,794		27,794

See Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements
(dollars in thousands, except per share data)

Note 1   Basis of Presentation

The unaudited pro forma balance sheet as of March 31, 2011 presented herein has been prepared based on historical reported amounts, adjusted to reflect: (1) the sale of Destron Fearing, including estimated proceeds received; assets and liabilities sold and transferred; redemption of debentures and warrants; contractual obligations settled; the estimated gain on sale and (2) our proposed initial, special cash dividend in the range of $0.15 to $0.20 per share of Digital Angel common stock, to be paid by the end of the fourth quarter of 2011.  In conjunction with the terms of the Stock Purchase Agreement, $2,500 million will be placed in an escrow account for eighteen months to fund indemnification obligations, if any, that may arise during that time.  We will defer any gain on the escrowed proceeds until the escrow is settled, and accordingly, we have reflected a deferred gain of $2,500 on the unaudited pro forma balance sheet. The actual amount and timing of the initial, special cash dividend, which is presented in our unaudited pro forma balance sheet, may be lower and later than presently expected due to uncertainties regarding the ultimate amount of the net proceeds received and the amount of our liabilities and working capital requirements following the Destron Fearing Transaction.  We have not reflected in our unaudited pro forma balance sheet the second, special cash dividend that we intend to pay following the sale of our Signature business and the winding down of our operations.  The initial, special cash dividend is more fully discussed in Note 3 below.

The unaudited pro forma statements of operations for the three-months ended March 31, 2011 and the twelve months ended December 31, 2010 presented herein have been prepared based on historical reported amounts, adjusted to reflect the deconsolidation of Destron Fearing.  Certain one-time adjustments, transaction costs and the estimated gain on the sale of Destron Fearing have not been presented in the unaudited pro forma statements of operations.  See Note 3 for an estimate of these amounts.

Note 2   Sale of Destron Fearing

The estimated net sales price and gain on the sale of Destron Fearing, based on the historical book balances of Destron Fearing’s assets and liabilities at March 31, 2011, are as follows (in thousands):

Base sales price	$25,000
Less Destron Fearing debt repaid or assumed by Allflex	(5,163)
Plus estimated net working capital adjustment pursuant to Stock Purchase Agreement(1)	218

Net sales price to Digital Angel, after debt assumption and payment of estimated adjustment escrow amount	$20,055

Consisting of:
Cash	$17,555
Restricted cash(2)	2,500

Net sales price to Digital Angel	20,055
Book value of Digital Angel’s ownership interest in Destron Fearing at December 31, 2010	12,826

Gain on sale of Destron Fearing(3)	$7,229

(1)	Based on the Destron Fearing balance sheet at March 31, 2011 and calculated pursuant to the Stock Purchase Agreement.

(2)	To be held in escrow after closing for eighteen months to fund indemnification obligations, if any. Any gain related to the $2,500 will be deferred until the escrow is settled.

(3)	Amount includes the current estimated gain of $4,729 and the estimated deferred gain of $2,500.

Note 3   Pro Forma Adjustments

The following are descriptions of the pro forma adjustments related to the sale of Destron Fearing, identified as (a) through (e) in the accompanying Unaudited Pro Forma Condensed Consolidated Balance Sheet and Unaudited Pro Forma Condensed Consolidated Statements of Operations (in thousands):

(a)
Proceeds to be received from the sale of Destron Fearing pursuant to the Stock Purchase Agreement.  The cash proceeds as reflected in Note 2 of $17,555 have been reduced by the Destron Fearing cash on hand sold to Allflex of $1,045.  Any gain related to the funds held in escrow will be deferred until the escrow is settled.  See Note 2 for a more complete description of the proceeds and resulting gain on the sale of Destron Fearing.

(b)	The table below details the cash payments related to the Destron Fearing Transaction:

	Digital Angel

Payment in full of debentures	$2,000
Payment for early redemption of debentures	500
Redemption of Series A & B warrants	500
Redemption of Iroquois/Alpha warrants	437	(1)
Estimated transaction costs	1,000
Potential change of control payment	1,012

To estimated cash payments	$5,449	(2)(3)

(1)	Amount was accrued at March 31, 2011.

(2)	The $338 that may be due to our chief executive officer under the terms of an amendment to his employment agreement has been reflected in the pro forma balance sheet in accrued expenses.

(3)	The $230 in debt issue costs associated with our debentures had been previously paid and reflected in the pro forma balance sheet in prepaid and other current assets.

(c)	Elimination of the operating results of Destron Fearing.

(d)
The impact of the following adjustments have been reflected in the unaudited pro forma balance sheet but they have not been presented in the unaudited pro forma statements of operations because they represent one-time, non-recurring adjustments related to the sale of Destron Fearing that will be reflected in the period in which the Destron Fearing Transaction is completed:

Interest expense due to early redemption of debentures	$(500)
Amortization of debenture debt discount due to early redemption of debentures	(998)
Amortization of debenture debt issue costs	(230)
Other income resulting from the liability for Series A & B warrants in excess of the $500 redemption amount	1,173 (1)
Potential change of control payment	(1,012)
Non-competition payment	(338)
Estimated transaction costs	(1,000)

Total estimated one-time charges and adjustments	$(2,905)

(1)	The maximum amount due to settle the Series A & B warrants in the event of a Fundamental Transaction, as defined in the warrant agreement, before the six month anniversary date of the issuance of the warrants is $500.

(e)
We presently plan to pay an initial, special cash dividend in the range of $0.15 to $0.20 per share of Digital Angel common stock (or up to $5,980 based on the number of common shares outstanding on May 11, 2011)  by the end of the fourth quarter of 2011.  The actual amount and timing may be lower and later than presently expected due to uncertainties regarding the ultimate amount of the net proceeds received and the amount of our liabilities and working capital requirements following the Destron Fearing Transaction.

The table below presents the estimated use of initial proceeds:

Estimated net sales price (see Note 2)	$20,055
Less escrow to be held for eighteen months	(2,500)

Sub-Total	17,555
Estimated use of initial proceeds:
Redemption of debentures and outstanding warrants	(3,437)
Payment of estimated transaction costs	(1,000)
Potential change of control payment	(1,012)
Allocation to working capital	(6,126)

Estimated cash available for initial, special cash dividend	$5,980

Not reflected in the table above is the second, special cash dividend estimated to be an additional $0.10 to $0.15 per share of Digital Angel common stock that we intend to pay late in 2012 after the completion of the PELS contract with the MOD for delivery of Signature’s SARBE™ beacons radios, the sale of our Signature business and the wind down of our operations. The actual amount and timing may be lower and later than currently expected due to uncertainties as to the ultimate amount of claims, liabilities and operational expenses associated with our wind down.

PROPOSAL NO. 2

APPROVAL, BY A NON-BINDING ADVISORY VOTE, THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS IN CONNECTION WITH THE DESTRON FEARING TRANSACTION
(REFERRED TO AS THE GOLDEN PARACHUTE COMPENSATION)

The Dodd-Frank Wall Street Reform and Consumer Protection Act, enacted in July 2010, requires that we provide our stockholders the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our named executive officers in connection with the Destron Fearing Transaction, or Golden Parachute Compensation, as disclosed in this proxy statement under “Proposal No. 1 – Interests of Certain Persons in the Destron Fearing Transaction – Named Executive Officers and Directors” in accordance with the compensation disclosure rules of the SEC.

Our stockholders are asked to act upon a proposal to approve the Golden Parachute Compensation as disclosed in this proxy statement by approving the following advisory resolution at the special meeting:

RESOLVED, that the stockholders of Digital Angel Corporation (the “Company”) approve, on an advisory basis, the compensation of the Company’s Named Executive Officers in connection with the Destron Fearing Transaction.

This vote is advisory, which means that the vote is not binding on us or the board of directors.  However, the board of directors values the opinions of our stockholders.  This vote will not be construed as overruling a decision by us or the board in connection with the Destron Fearing Transaction, does not create or imply any change to our or the board’s fiduciary duties to the stockholders and does not create or imply any additional fiduciary duties for us or the board to the stockholders.

Vote Required

In order to approve Proposal 2, to approve the Golden Parachute Compensation on an advisory basis, the affirmative vote of the holders of a majority of the outstanding shares of our common stock present, and entitled to vote, either in person or by proxy, at the special meeting is required.  Abstentions will have the same effect as votes against Proposal No. 2, but broker “non-votes” will have no effect on the outcome of the vote.

Unless a contrary choice is specified, proxies solicited by the board of directors will be voted FOR approval, by a non-binding advisory vote, of the compensation of our named executive officers in connection with the Destron Fearing Transaction.

Recommendation of Our Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL, BY A NON-BINDING ADVISORY VOTE, THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS IN CONNECTION WITH THE DESTRON FEARING TRANSACTION

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information known to us regarding beneficial ownership of shares of our common stock as of May 11, 2011 by:

•	each of our directors;

•	each of our named executive officers;

•	all of our executive officers and directors as a group; and

•	each person or group of affiliated persons, known to us to be the beneficial owner of more than 5% of our outstanding shares of common stock.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC and includes voting and investment power with respect to the securities.  In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days of May 11, 2011 are deemed outstanding.  Such shares, however, are not deemed outstanding for purposes of computing the percentage ownership of any other person.  To our knowledge, except as indicated in the footnotes to this table and subject to community property laws where applicable, the persons named in the table have sole voting and investment power with respect to all shares of our common stock shown opposite such person’s name.  The percentage of beneficial ownership is based on 29,898,725 shares of our common stock outstanding as of May 11, 2011.  Unless otherwise noted below, the address of the persons and entities listed in the table is c/o Digital Angel Corporation, 490 Villaume Avenue, South St. Paul, Minnesota 55075.

Name of Beneficial Owner	Aggregate Number of Shares Beneficially Owned(1)	Percent of Outstanding Shares

Five Percent Stockholders:
None	—	—%
Executive Officers and Directors(2):
Joseph J. Grillo	1,071,639	3.5%
Jason G. Prescott	37,337	*
Lorraine M. Breece(3)	44,521	*
Parke H. Hess	145,737	*
John R. Block	163,959	*
Daniel E. Penni	206,866	*
Dennis G. Rawan	71,671	*
Michael S. Zarriello	182,902	*
All current directors and executive officers as a group (7 persons)	1,880,111	5.9%

*	Represents less than 1% of the issued and outstanding shares of common stock of the Company.

(1)
This table includes presently exercisable stock options and options that are exercisable within sixty days of May 11, 2011, in accordance with Rule 13d-3(d) under the Exchange Act.  The following directors and executive officers hold the number of exercisable options set forth following their respective names: Joseph J. Grillo — 193,872; Jason G. Prescott — 24,363; Lorraine M. Breece — 44,127; Parke H. Hess — 69,664; John R. Block — 130,209; Daniel E. Penni — 69,821; Dennis G. Rawan — 39,896; Michael S. Zarriello — 163,021; and all current directors and officers as a group — 690,846

(2)	All of these individuals share the same business address: 490 Villaume Avenue, South Saint Paul, Minnesota 55075.

(3)	Ms. Breece’s employment with the Company terminated on June 30, 2010.

STOCKHOLDER PROPOSALS FOR OUR ANNUAL MEETING IN 2011

Regardless of the outcome of the votes at the special meeting, we will continue to be a publicly-held company and will continue to hold future meetings of our stockholders.

We will inform our stockholders, by press release or other means determined reasonable, of the date by which stockholder proposals must be received by us for inclusion in the proxy materials relating to our 2011 annual meeting, which proposals must comply with applicable requirements of Rule 14a-8 promulgated under the Exchange Act.  In addition, our amended and restated by-laws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders, must provide timely notice thereof in writing.  To be timely, a stockholder’s proposal must be received at our principal executive offices no later than the close of business on the 90th day nor earlier than the opening of business on the 120th day before the anniversary date of the immediately preceding annual meeting of stockholders.  However, in the event that the annual meeting is called for a date that is not within 45 days before or after such anniversary date, notice by the stockholder to be timely must be so received no earlier than the opening of business on the 120th day before the meeting and not later than the later of (x) the close of business on the 90th day before the meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting is made.  Otherwise, the proxies named by our board of directors may exercise discretionary voting authority with respect to the stockholder proposal, without any discussion of the proposal in our proxy materials.  Stockholders interested in submitting such a proposal are advised to contact knowledgeable counsel with regard to the detailed requirements of such securities rules and to review applicable provisions in our bylaws.

HOUSEHOLDING

Regulations regarding the delivery of copies of proxy materials and annual reports to stockholders permit us, banks, brokerage firms and other nominees to send one proxy statement and annual report to multiple stockholders who share the same address under certain circumstances, unless contrary instructions are received from stockholders.  This practice is known as “householding.” Stockholders who hold their shares through a bank, broker or other nominee may have consented to reducing the number of copies of materials delivered to their address.  In the event that a stockholder wishes to request delivery of a single copy of proxy statements or annual reports, or to revoke a “householding” consent previously provided to a bank, broker or other nominee, the stockholder must contact the bank, broker or other nominee, as applicable, to revoke such consent.  In any event, if a stockholder wishes to receive a separate proxy statement for the special meeting, the stockholder may contact Digital Angel Corporation, 490 South Congress Avenue, South St. Paul, Minnesota 55075, Attention: Amy Hagen by mail or by calling Ms. Hagen at (651) 552-6301.

Any stockholders of record sharing an address who now receive multiple copies of our proxy statements and annual reports, and who wish to receive only one copy of these materials per household in the future, should also contact us by mail or telephone as instructed above.  Any stockholders sharing an address whose shares of common stock are held by a bank, broker or other nominee who now receive multiple copies of our proxy statements and annual reports, and who wish to receive only one copy of these materials per household, should contact the bank, broker or other nominee to request that only one set of our proxy statements and annual reports be delivered in the future.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

You may read and copy any materials that we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549.  For more information on the operation of the SEC’s Public Reference Room, you may call the SEC at 1-800-SEC-0330.  Our public filings are also available to the public from commercial document retrieval services and at the website maintained by the SEC located at http://www.sec.gov.  The reports and other information that we file with the SEC are also available at our website http://www.digitalangel.com (click on “Investors” and “Financial Reports”).  The information on our website is not incorporated by reference into this proxy statement.  For printed copies of any of our reports, please contact Digital Angel Corporation, 490 Villaume Avenue, South St. Paul, Minnesota 55075, Attention: Amy Hagen by mail or by calling Ms. Hagen at (651) 552-6301.

You should rely only on the information contained in this proxy statement.  We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement.  This proxy statement is dated May *, 2011.  You should not assume that the information contained in this proxy statement is accurate as of any date other than such date, and the mailing of this proxy statement to stockholders shall not create an implication to the contrary.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” business and financial information that is not included in, or delivered with, this proxy statement, which means that we can disclose important information to you by referring to another document filed separately with the SEC.  The information incorporated by reference is deemed to be part of this proxy statement, except for any information superseded by information in this proxy statement.  We incorporate by reference the documents listed below.

The following documents previously filed with the SEC are hereby incorporated by reference in this proxy statement (other than filings, or portions of filings, that are furnished under applicable SEC rules rather than filed):

Our Filings

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2010 filed with the SEC on March 31, 2011, as amended on May 2, 2011;

•	Amendment to the Annual Report on Form 10-K/A for the fiscal year ended December 31, 2010 filed with the SEC on May 2, 2011;

•	Our Current Report on Form 8-K filed with the SEC on May 12, 2011; and

•	Our Quarterly Report on Form 10-Q filed with the SEC on May 16, 2011.

All documents and reports that we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than filings, or portions of filings, that are furnished under applicable SEC rules rather than filed) after the date of this proxy statement and up to the date of the special meeting shall be deemed to be incorporated by reference into this proxy statement and to be a part of it from the date of filing of those documents.  Any statement contained in a document incorporated into this proxy statement by reference shall be deemed to be modified or superseded for purposes of this proxy statement, to the extent that a statement contained in this proxy statement or in any other subsequently-filed document which also is, or is deemed to be, incorporated by reference in this proxy statement modifies or supersedes such earlier statement.  Any statement modified or superseded shall not be deemed, except as modified or superseded, to constitute a part of this proxy statement.

You can obtain any of the documents listed above, or any related documents that are filed after the date hereof and incorporated by reference in this proxy statement, from us or the SEC.  You may obtain such documents from us by requesting them, upon written or oral request, at the address or through the telephone number listed under the section “Where You Can Find Additional Information.” We will provide such documents without charge, by first-class mail or other equally-prompt means within one business day of receipt of such request, but excluding all exhibits (unless the exhibits have specifically been incorporated by reference in this proxy statement).

Digital Angel Corporation
490 Villaume Avenue
South St. Paul, Minnesota 55075

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Joseph J. Grillo and Jason G. Prescott, and each of them, with full power of substitution, proxies of the undersigned, to attend and vote all the shares of common stock, $0.01 par value, of Digital Angel Corporation, a Delaware corporation, or Digital Angel, which the undersigned would be entitled to vote at the Special Meeting of Stockholders to be held at the Capella Tower, 225 South Sixth Street, Minneapolis, Minnesota 55402, on Wednesday, June 29, 2011, at 9:00 a.m., Central Time or any adjournment or postponement of the special meeting, according to the number of votes the undersigned would be entitled to cast if personally present upon the matters referred to on this proxy and, in their discretion, upon any other business as may come before the meeting.

You can vote your proxy by either (i) Internet; (ii) telephone; or (iii) mail. Internet and telephone voting is available through 11:59 p.m. (ET) on June 28, 2011.  To vote by telephone, use any touch-tone telephone and dial XX.  Please have your proxy card and the last four digits of your social security number available when you call.  Follow the instructions the recorded voice provides.  In order to vote by Internet, access the following website www.proxyvote.com.  Please have your proxy card and last four digits of your social security number available.  Follow the instructions provided to create an electronic ballot.

If you have voted by Internet or telephone, there is no need to mail back your proxy card.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED
ENVELOPE.  NO POSTAGE IS REQUIRED.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	☒	KEEP THIS PORTION FOR YOUR RECORDS. DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DIGITAL ANGEL CORPORATION

	For	Against	Abstain

1. To approve the Stock Purchase Agreement, dated May 6, 2011, between Digital Angel and Allflex and the transactions contemplated by the Stock Purchase Agreement.	☐	☐	☐

2. To approve, by a non-binding advisory vote, the compensation of Digital Angel Corporation’s named executive officers in connection with the Destron Fearing Transaction.	☐	☐	☐

If no direction is made, this proxy will be voted FOR the proposals as set forth herein.  The undersigned acknowledges receipt of Notice of Special Meeting of Stockholders, dated May *, 2011, and the accompanying proxy statement.

Please sign exactly as name appears on this proxy.  When shares are held by joint tenants, both should sign.  When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.  If a corporation, please sign in full corporate name by the president or other authorized officer.  If a partnership, please sign in partnership name by authorized person.

SIGNATURE(S)             DATE